Exhibit 10.7

GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282

BROAD STREET LOAN PARTNERS III, L.P.

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P.

BROAD STREET LOAN PARTNERS III OFFSHORE - UNLEVERED, L.P.

BROAD STREET DANISH CREDIT PARTNERS, L.P.

BROAD STREET CREDIT HOLDINGS LLC

BROAD STREET SENIOR CREDIT PARTNERS II, L.P.

200 West Street
New York, New York 10282

CONFIDENTIAL

December 12, 2018

One Madison Corporation

c/o One Madison Group

3 East 28th Street, Floor 8

New York, NY 10016

Attention: David Murgio

PROJECT RANGER
Commitment Letter

Ladies and Gentlemen:

You have advised the entities listed on Schedule 1 hereto (the “Commitments Schedule”) under the heading “TL Commitment Parties” (the “TL Commitment Parties”) and the entity listed on the Commitments Schedule under the heading “RCF Commitment Party” (the “RCF Commitment Party” and, together with the TL Commitment Parties, “we”, “us” or the “Commitment Parties” and together with any Related Investors (as defined below) who acquire any commitments in respect of the Facilities, the “Principal Investors”) that One Madison Corporation, a Cayman Islands exempted company (“Parent”), intends to directly or indirectly acquire the Target and consummate the other transactions described in the Transaction Summary attached hereto (the “Transaction Summary”). Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and Annexes (including the Definitions Annex) attached hereto (such Exhibits and Annexes, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, (a) each of the TL Commitment Parties is pleased to advise you of its several (and not joint) commitment to provide the principal amount of (i) the First Lien Term Facility set forth opposite its name on the Commitments Schedule attached hereto, on the terms set forth in this Commitment Letter and the First Lien Term Sheet attached hereto (the “First Lien Term Sheet”) (each, in such capacity, an “Initial First Lien Lender”) and (ii) the Second Lien Term Facility set forth opposite its name on the Commitments Schedule attached hereto, on the terms set forth in this Commitment Letter and the Second Lien Term Sheet attached hereto (the “Second Lien Term Sheet”, and together with the First Lien Term Sheet, the “Term Sheets”) (each, in such capacity, an “Initial Second Lien Lender”) and (b) the RCF Commitment Party is pleased to advise you of its commitment to provide 100% of the principal amount of the Revolving Facility on the terms set forth in this Commitment Letter and the First Lien Term Sheet (the RCF Commitment Party and each TL Commitment Party in the capacities described in the foregoing clauses (a) and (b), an “Initial Lender”), in each case subject solely to the applicable conditions set forth in the Conditions Exhibit attached hereto (the “Conditions Exhibit”). The commitments herein of each Initial Lender are several and not joint.

2.	Titles and Roles

It is agreed that Goldman Sachs Lending Partners LLC will act as sole administrative agent and collateral agent for the First Lien Facilities (the “First Lien Administrative Agent”) and for the Second Lien Term Facility (in such capacity, the “Second Lien Administrative Agent”, and, together with the First Lien Administrative Agent, the “Administrative Agents”). You may, on or prior to the 15th business day after the Acceptance Date (as defined below), appoint financial institutions (each, an “Additional RCF Commitment Party”) to provide additional commitments with respect to the Revolving Facility in an amount of up to $30 million and, thereafter, each such financial institution shall constitute an “RCF Commitment Party,” an “Initial First Lien Lender” and “Initial Lender” under this Commitment Letter and you may award each such financial institution titles and compensation as agreed between you and such financial institution but in no event shall any Additional RCF Commitment Party be entitled to fees or compensation in a percentage greater than the RCF Commitment Party party hereto; provided that such additional commitments shall not reduce the commitments of the initial RCF Commitment Party. You and we further agree that no other agent, co-agent, arranger, bookrunner, manager or co-manager will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee and Closing Payment Letter referred to below) will be paid by you or any of your affiliates to any First Lien Lender (as defined in the First Lien Term Sheet) or Second Lien Lender (as defined in the Second Lien Term Sheet) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

3.	Provision of Information and Access

You agree, until the Closing Date (as defined below), (a) to prepare and provide (and to use your commercially reasonable efforts to cause the Target to prepare and provide to the extent not in contravention of the Acquisition Agreement) to the Commitment Parties all customary information and Projections (defined below) reasonably available to you with respect to you, Holdings, the Borrower, the Target and each of your and their respective subsidiaries and the Transactions, as the Commitment Parties may reasonably request, (b) solely to the extent received from the Target, to provide to the Commitment Parties financial statements of the Target of the type referenced in paragraph 6 of the Conditions Exhibit with respect to the fiscal year ending December 31, 2018 and the fiscal quarter ending March 31, 2019 and (c) to facilitate direct contact among senior management, representatives and advisors of you and the Parent (and your using your commercially reasonable efforts to arrange to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement for contact among senior management of the Target) and the Commitment Parties at times and locations to be mutually agreed upon, such contact, in each case, to occur prior to the Closing Date.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any applicable law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any attorney-client privilege of, you, the Target or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Commitment Parties that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable) and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee and Closing Payment Letter or any other letter agreement or undertaking concerning the financing of the Transactions, (i) your compliance with the provisions of this Section 3 will not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) the only financial statements that shall be required to be provided to the Commitment Parties as a condition to the availability and funding of the Facilities on the Closing Date shall be those required to be delivered pursuant to paragraph 6 of the Conditions Exhibit.

4.	Information

You hereby represent (with respect to the Target and its subsidiaries and their respective businesses or assets, to your knowledge) (but the accuracy of which representation shall not be a condition to the commitments hereunder or to the funding of the Facilities on the Closing Date) that (i) all written information (other than the written financial projections (the “Projections”), the Model, other forward-looking information and information of a general economic or general industry nature) (such non-excluded items, the “Information”), that has been or will be made available to us by you, the Parent or any of your or its representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the Projections that have been or will be made available to us by you, the Parent or any of your or its representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are predictions as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence (to your knowledge with respect to the Target and its subsidiaries and their respective businesses and assets), would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or, with respect to Information and Projections with respect to the Target and its subsidiaries or assets, subject to any limitation on your rights set forth in the Acquisition Agreement, use your commercially reasonable efforts to promptly supplement) the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Target and its subsidiaries and their respective businesses and assets, to your knowledge), and such supplementation prior to the Closing Date shall cure any breach of any such representation arising after the date of this Commitment Letter. In making their commitments hereunder, the Principal Investors may use and rely on the Information, Projections and other forward-looking information without independent verification thereof and the Principal Investors do not assume responsibility for the accuracy or completeness of the Information, the Projections, the Model and other forward-looking information.

5.	Closing Payments

As consideration for the commitments and agreements of the Commitment Parties and the Administrative Agents hereunder, you agree to pay or cause to be paid the fees and closing payments described in this Commitment Letter and in the Fee and Closing Payment Letter dated the date hereof and delivered herewith (the “Fee and Closing Payment Letter”) on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein. Once paid, such closing payments and other amounts shall not be refundable under any circumstances except as agreed to between you and us.

6.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee and Closing Payment Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(i) the only conditions to the commitments hereunder and the availability and funding of any Facility on the Closing Date are those set forth in the Conditions Exhibit applicable to such Facility, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, each Administrative Agent and the Lenders will execute and deliver the Facilities Documentation to which it is a party and the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee and Closing Payment Letter or the Facilities Documentation (other than the conditions set forth in the Conditions Exhibit);

(ii) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach or inaccuracy of such representations (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) (the representations described in clauses (a) and (b) being the “Specified Closing Date Representations”); and

(iii) the terms of the Facilities Documentation and any closing deliverables shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent any guarantee provided by a Dutch Loan Party or lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the perfection of liens on Collateral that may be perfected by the filing of financing statements under the UCC and the delivery of stock certificates of the Borrower and its wholly-owned, material domestic restricted subsidiaries (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheets with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but, with respect to subsidiaries of the Target, only to the extent received from Seller after use of commercially reasonable efforts to do so, and otherwise within ten business days of the Closing Date (or such longer period as is reasonably agreed by the Principal Investor Representative)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such guarantee, lien search and/or Collateral (including the creation or perfection of any security interest and including the delivery of stock certificates of any foreign subsidiary constituting Collateral) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Principal Investor Representative and the Borrower, but in any case no later than 90 days (or 120 days in the case of real property and related fixtures) after the Closing Date, subject to such extensions as are reasonably agreed by the Principal Investor Representative).

“Specified Representations” means the representations and warranties set forth in the Term Sheets and made by the Borrower and the Guarantors in the Facilities Documentation relating to: incorporation or formation of the Loan Parties; organizational existence and power and authority of the Loan Parties to execute, deliver and perform under the Facilities Documentation; due authorization, execution, delivery and enforceability of the Facilities Documentation; solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate in the form attached as Annex I to the Conditions Exhibit); no conflicts of the Facilities Documentation (limited to the execution, delivery and performance of the Facilities Documentation, incurrence of the debt thereunder and the granting of guarantees and security interests in respect thereof) with charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; use of proceeds of the Facilities not violating the PATRIOT Act, FCPA and OFAC and other applicable anti-terrorism laws, anti-money laundering laws and laws against sanctioned persons; and the creation, validity and perfection of the security interests granted in Collateral to be perfected on the Closing Date (subject in all respects to customary permitted liens and the foregoing provisions of this Section). Notwithstanding anything to the contrary contained herein, if any of the Specified Closing Date Representations is qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date.

This Section 6, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification and Expenses

You agree, if the Closing Date occurs, to reimburse the Principal Investors and the Administrative Agent on the Closing Date, upon presentation of a reasonably detailed summary statement, for all reasonable out-of-pocket fees and expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior consent (such consent not to be unreasonably withheld or delayed), and travel expenses) provided that legal fees will be limited to the reasonable fees, disbursements and other charges of counsel identified in the Term Sheet and of a single firm of local counsel to the Administrative Agents and the Principal Investors in each appropriate jurisdiction, which may be a single local counsel acting in multiple jurisdictions, in each case, incurred in connection with the Facilities and the preparation, negotiation, execution and enforcement of this Commitment Letter and the Fee and Closing Payment Letter and the preparation, negotiation and execution of the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith.

You agree to indemnify and hold harmless each of the Administrative Agents, the Principal Investors and their respective affiliates (other than any Excluded Party) and controlling persons and the respective directors, officers, employees, members, agents, advisors and other representatives, successors and assigns of each of the foregoing (in each case, in respect of any Administrative Agent or Principal Investor in its capacity as such) (each an “Indemnified Party”), within 30 days of a written demand therefor, together with reasonable backup documentation supporting such indemnity request, from and against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (provided that legal fees, disbursements and other charges will be limited to the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnified Parties taken as a whole, (ii) if necessary, one local counsel in each relevant material jurisdiction to the Indemnified Parties taken as a whole and (iii) in the case of any actual or perceived conflict of interest, after the affected person(s) notifies you of such conflict, one additional counsel and, if necessary, one additional local counsel in each relevant material jurisdiction to the affected Indemnified Parties taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding (each, a “Proceeding”) or preparation of a defense in connection therewith) any aspect of the Transactions or the Facilities (or any use made or proposed to be made with the proceeds thereof), in each case except to the extent such loss, claim, damage, liability or expense (x) arises from a dispute that does not involve any action or omission by you or any of your affiliates and is solely among the Indemnified Parties (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an Administrative Agent or other agent under the Facilities) or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlled affiliates and controlling persons or any of the respective directors, officers, employees, members, agents, advisors and other representatives of any of the foregoing (each a “Related Party”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter) or a material breach by such Indemnified Party or any of its Related Parties of its obligations hereunder or under the Facilities Documentation. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. The foregoing provisions of this paragraph shall be superseded to the extent covered by the applicable provisions of the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

It is further agreed that the Principal Investors shall have no liability to any person other than you or your subsidiaries or affiliates and you or your subsidiaries or affiliates shall have no liability to any person other than the Administrative Agents, the Principal Investors and the Indemnified Persons in connection with this Commitment Letter, the Fee and Closing Payment Letter, the Facilities or the transactions contemplated hereby. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence, willful misconduct or a material breach by such Indemnified Party or any of its Related Parties of its obligations under this Commitment Letter or the Facilities Documentation. Notwithstanding anything herein to the contrary, neither you, nor the Parent or the other Investors, the Target or any of your or their affiliates shall be liable for any special, indirect, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with, this Commitment Letter, the Fee and Closing Payment Letter or any aspect of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.

No Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled, compromised or consented to with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party in the manner and to the extent set forth above. You shall not effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by an Indemnified Party without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings, (ii) includes confidentiality provisions that are customary or are reasonably satisfactory to such Indemnified Party and (iii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party (it being understood that any Indemnified Party may reasonably withhold its consent to any settlement that does not comply with this sentence in any material respect).

Each Indemnified Party shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this Section to the extent such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that certain affiliates of the Principal Investors (each a “Financial Institution”) are full service securities firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Principal Investors and their respective affiliates may have economic interests that conflict with those of you, the Target and your and its respective affiliates. In the ordinary course of these activities, the Principal Investors and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and, in the case of any Financial Institution, for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you, the Target and your and its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Target or your or its respective subsidiaries or affiliates or (iii) have other relationships with you or the Target or your or its respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Principal Investor or any Financial Institution or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or the Target or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

In the course of such other activities and relationships, the Principal Investors may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. None of the Financial Institutions will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Financial Institution of services for other companies or other persons and none of the Financial Institutions nor any of the Principal Investors will furnish any such information to other companies or persons in violation of the confidentiality provisions of this Commitment Letter. You also acknowledge that the Financial Institutions and the Principal Investors have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (i) each Principal Investor will act as an independent contractor and no fiduciary, advisory or agency relationship between you and the Principal Investors and their affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether certain affiliates of the Principal Investors have advised or are advising you on other matters, (ii) each Principal Investor is acting solely as a principal and not as an agent of yours and the Principal Investors and their affiliates, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Principal Investor or its affiliates (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Principal Investors and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Principal Investor nor any of its affiliates shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter), (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (iv) you have been advised that the Principal Investors, the Administrative Agents and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Principal Investors, the Administrative Agents and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Principal Investors, the Administrative Agents and their respective affiliates do not provide accounting, tax, investment, regulatory or legal advice.

In addition, please note that Goldman Sachs & Co. LLC (or another affiliate of Goldman Sachs) has been retained by the Target as the financial advisor (in such capacity, the “Financial Advisor”) to the Target in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or Goldman Sachs and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend that the Target not pursue or accept your offer or proposal for the Acquisition or advise the Target in other manners adverse to your interests.

This Section shall not apply to or modify or otherwise affect any arrangement with any advisor (including any financial advisor) separately retained by you, the Parent or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that (i) you shall not disclose, directly or indirectly, to any other person the Fee and Closing Payment Letter or the contents thereof or, prior to your acceptance hereof, the Commitment Letter or the contents hereof except (a) to the Parent, the Seller, the Target, potential equity investors in Parent (including rollover investors), your and their respective affiliates and your and their respective officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, who are, in each case, directly involved in the consideration of this matter on a confidential “need to know” basis and who are informed of the confidential nature thereof, unless, in each case, the Commitment Parties otherwise consent in writing (such consent not to be unreasonably withheld) (provided that any permitted disclosure of the Fee and Closing Payment Letter or its terms or substance to the Seller, the Target, potential equity investors in Parent or their respective affiliates or your or their affiliates’ respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents or advisors shall be redacted, in a manner reasonably acceptable to us, in respect of the amounts, percentages and basis points of fees set forth therein), (b) in any legal, judicial or administrative proceeding or as otherwise required by law, court order, order of any administrative agency, regulation or any compulsory legal process or as requested by a governmental or regulatory authority (in which case you agree, to the extent practicable and permitted by law, to inform us promptly in advance thereof and, to the extent you may legally and practically do so, allow us a reasonable opportunity to object to such disclosure in such proceeding or process) or to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee and Closing Payment Letter, (c) after your acceptance hereof, you may disclose (x) the Commitment Letter and the contents hereof to Additional RCF Commitment Parties and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and (y) the Fee and Closing Payment Letter and the contents thereof to the Target’s auditors for customary accounting purposes, including accounting for deferred financing costs on a confidential basis and (d) you may disclose the aggregate fee amount contained in the Fee and Closing Payment Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing requirement related to the Transactions and (ii) after your acceptance hereof, the Commitment Letter and the contents hereof may be disclosed (a) to any rating agency in connection with the Transactions, (b) in any proxy statement or other public or regulatory filing in connection with the Transactions or as may be otherwise required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission or (c) to the extent such information becomes publicly available other than by reason of improper disclosure by you, any of your affiliates, or any of your or their respective officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents or advisors in violation of any confidentiality obligations hereunder. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee and Closing Payment Letter) shall terminate on the earlier of (i) to the extent covered thereby, the execution and delivery of the Facilities Documentation and (ii) the second anniversary hereof.

Each Commitment Party, on behalf of itself and its affiliates, shall use all non-public information received by it or them from (or on behalf of) you or the Parent in connection with the Facilities, the financing of the Acquisition and the related transactions (including any information obtained by it or them based on a review of any books and records relating to Holdings, the Borrower or the Target or any of their respective subsidiaries or affiliates so received by the Commitment Parties) solely for the purposes of negotiating, evaluating, consummating and monitoring the transactions that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party or any of its affiliates from disclosing any such information (other than to a Disqualified Institution) (a) in coordination with you, to rating agencies on a customary confidential basis in connection with the Transactions, (b) to any actual or prospective Lenders, participants or direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or its obligations under the Facilities, in each case, who are advised of the confidential nature of such information and agree to keep such information confidential (provided that no such disclosure shall be made to any Disqualified Institution), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulation (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law (and if such Commitment Party is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law)), (d) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law (and if such Commitment Party is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (e) on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to any Principal Investor and its affiliates, and its and their respective limited partners, lenders, investors, managed accounts and ratings agencies, and to the respective employees, directors, legal counsel, independent auditors, professionals and other experts, advisors or agents of each of the foregoing (collectively, with respect to any Principal Investor, its “Representatives”) in connection with negotiating, evaluating, consummating, monitoring, financing or administering any Principal Investor’s investment in the Facilities and who are informed of the confidential nature of such information and agree to keep information of this type confidential (provided that each Principal Investor shall be responsible for its Representatives’ compliance with this paragraph), (f) [reserved], (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or its or their Representatives in violation of any confidentiality obligations owing to you, the Parent, the Target, the Seller or any of their respective subsidiaries (including those set forth in this paragraph), (h) to the extent such information was already in the possession of the Commitment Parties (except to the extent received in a manner restricted by this paragraph) or is independently developed by the Commitment Parties or their respective affiliates based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (i) to the extent such information was received by any Commitment Party from a third party that to such Commitment Party’s knowledge is not subject to confidentiality obligations owing to you, the Parent, the Target, the Seller or any of their respective subsidiaries, (j) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee and Closing Payment Letter and (k) to market data collectors, similar services providers to the lending industry, and service providers to Lenders in connection with the administration and management of the Facilities; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or contractual counterparties, in each case referred to in clause (b) above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or such counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with the standard processes of such Commitment Party or customary market standards for dissemination of such type of information. In no event shall any disclosure of information referred to above be made to (x) any of Goldman Sachs & Co. LLC’s or its affiliates’ employees who are acting as a sell-side representative of Seller in connection with the sale of the Target and its subsidiaries, including through the provision of advisory services, other than any senior employees who are required, in accordance with industry regulations or the internal policies and procedures of Goldman Sachs & Co. LLC or its affiliates to act in a supervisory capacity or any of the Commitment Parties’ and their affiliates’ internal legal, audit, tax, compliance, conflicts, credit and risk management personnel and internal committee members (each, an “Excluded Party”) or (y) any Disqualified Institution. The obligations of the Commitment Parties under this Section 9 shall remain in effect until the earlier of (i) the second anniversary of the date hereof and (ii) the date the definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense and with your prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) such disclosures shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

10.	Miscellaneous

This Commitment Letter and the commitments and agreements hereunder shall not be assignable by any party hereto (except by (i) you to (a) a newly formed shell company that is a direct or indirect subsidiary of Parent, to effect the consummation of the Acquisition so long as such shell company is organized under the laws of the District of Columbia or any state of the United States or any other jurisdiction reasonably agreed by the Commitment Parties and will directly or indirectly own or be a successor to the Target after giving effect to the Acquisition, (b) the Target (including as a matter of law pursuant to or otherwise substantially simultaneously with the consummation of the Acquisition on the Closing Date) or a wholly-owned subsidiary or direct or indirect parent of the Target organized under the laws of the District of Columbia or any state of the United States or any other jurisdiction reasonably agreed by the Commitment Parties or (c) the Borrower, in each case immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition and so long as the Fee and Closing Payment Letter is also contemporaneously assigned to such assignee, or (ii) a Commitment Party to any other Commitment Party or as provided in the following proviso) without the prior written consent (such consent not to be unreasonably withheld or delayed) of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the Parent and the Indemnified Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing, provided that notwithstanding anything to the contrary contained in this Commitment Letter, each Commitment Party shall have the right to reallocate, sell, resell, assign and/or transfer its commitments hereunder and/or commitment to provide the Facilities and/or any closing payment or other payment with respect thereto to (i) any other Commitment Party or (ii) (a) any affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC or (b) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates and, in each case, which is not a Disqualified Institution or a natural person (the persons and entities described in this clause (ii), collectively, the “Related Investors”), provided, further, that such Commitment Party shall not be released from the portion of its commitments hereunder so assigned to the extent such assignee fails to fund the portion of the commitments assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Neither this Commitment Letter nor the Fee and Closing Payment Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each party hereto or thereto, as applicable. Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability), it being understood and agreed that the commitments to provide the Facilities are subject to the conditions set forth in the Conditions Exhibit (and no other conditions) and (b) the Fee and Closing Payment Letter is a binding and enforceable agreement with respect to the subject matter contained therein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions. Any provision of this Commitment Letter or the Fee and Closing Payment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by or consultation with you (or any Borrower referred to in the Term Sheets) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement or determination by or consultation with the Parent (unless the Parent otherwise notifies the parties hereto).

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE TERM SHEETS, NO PRINCIPAL INVESTOR SHALL ACT AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR OTHERWISE PERFORM ANY SERVICES HEREUNDER AND THE ROLE OF EACH PRINCIPAL INVESTOR HEREUNDER AND UNDER THE TERM SHEETS SHALL BE LIMITED TO ITS COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter and the Fee and Closing Payment Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided that the governing law of the Acquisition Agreement (the “Acquisition Agreement Governing Law”) shall govern in determining (i) the interpretation of a “Material Adverse Effect” (as defined in the Acquisition Agreement) and whether a “Material Adverse Effect” has occurred, (ii) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any breach or inaccuracy thereof you or your applicable affiliate have the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations (or to decline to consummate the Acquisition) under the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction) (the matters referred to in this proviso, the “Acquisition Related Matters”).

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee and Closing Payment Letter or the performance of services hereunder or thereunder and agree that any such suit, action or proceeding shall be brought in such courts. Service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent permitted under applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive, to the fullest extent permitted under applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee and Closing Payment Letter or the performance of services hereunder or thereunder. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R § 1010.230 (the “Beneficial Ownership Regulation”), each Principal Investor is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Principal Investor to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Principal Investor. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Principal Investors and the Related Investors.

The compensation, indemnification, expense reimbursement (if applicable in accordance with the terms hereof and the Fee and Closing Payment Letter), jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities, information and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than (a) your obligations with respect to information (which shall survive as provided herein) and (b) your obligations with respect to confidentiality of the Fee and Closing Payment Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may, subject to the Fee and Closing Payment Letter, terminate this Commitment Letter and the commitments of the Commitment Parties hereunder with respect to the Facilities (or a portion thereof pro rata among the Commitment Parties under any given Facility) at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in this paragraph; provided that in no event shall the commitments of the Commitment Parties in respect of the Initial First Lien Term Facility be reduced to less than $350 million. In addition, any reduction of the Commitment Parties’ commitments as a result of a reduction in purchase price under the Acquisition Agreement shall be effected (x) in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of the Conditions Exhibit and (y) pro rata amongst the Initial Lenders with respect to any Facility.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee and Closing Payment Letter by returning to us executed counterparts of this Commitment Letter and the Fee and Closing Payment Letter not later than 11:59 p.m., New York City time, on December 12, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence (the date of receipt by us of such executed counterparts, the “Acceptance Date”). In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Time (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Time” means 11:59 p.m., New York City time, on the day that is the earliest of (i) the Closing Date, (ii) the termination by you of the Acquisition Agreement prior to the closing of the Acquisition, (iii) the consummation of the Acquisition without the use of the Facilities and (iv) July 19, 2019; provided that the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice your rights and remedies in respect of any prior breach or repudiation of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BROAD STREET LOAN PARTNERS III, L.P.

By:	Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P.

By:	Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE – UNLEVERED, L.P.

By:	Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Managing Director

BROAD STREET DANISH CREDIT PARTNERS, L.P.

By:	Goldman, Sachs & Co. LLC, Duly Authorized

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Managing Director

Signature Page to Commitment Letter

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Gabe Jacobson
Name:	Gabe Jacobson
Title:	Vice President

Signature Page to Commitment Letter

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Vice President

BROAD STREET SENIOR CREDIT PARTNERS II, L.P.

By:	/s/ Kirsten Anthony
Name:	Kirsten Anthony
Title:	Managing Director

The provisions of this Commitment Letter

are accepted and agreed to as of the date

first written above:

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
Name:	Omar M. Asali
Title:	CEO

Signature Page to Commitment Letter

SCHEDULE 1: COMMITMENTS SCHEDULE

TL Commitment Schedule

	First Lien Term Facility		Second Lien Term Facility
TL Commitment Parties	Initial First Lien Term Facility (dollar equivalents)	First Lien Contingency Term Facility	Second Lien Contingency Term Facility
Broad Street Loan Partners III, L.P.	$27,074,431.54	$6,016,540.34	$6,770,839.39
Broad Street Loan Partners III Offshore, L.P.	$142,915,501.60	$31,759,000.36	$35,740,654.71
Broad Street Loan Partners III Offshore - Unlevered, L.P.	$76,307,150.20	$16,957,144.49	$19,083,076.90
Broad Street Danish Credit Partners, L.P.	$33,131,989.02	$7,362,664.23	N/A
Broad Street Credit Holdings LLC	$80,515,301.88	$17,892,289.30	$8,970,771.90
Broad Street Senior Credit Partners II, L.P.	$90,055,625.76	$20,012,361.28	$29,434,657.10

Total for all TL Commitment Parties:	$450,000,000	$100,000,000.00	$100,000,000.00

RCF Commitment Schedule

RCF Commitment Party	Revolving Facility
Broad Street Credit Holdings LLC	$45,000,000.00
Total for RCF Commitment Party:	$45,000,000.00

TRANSACTION SUMMARY

Project RANGER

Capitalized terms used but not defined in this Transaction Summary shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Transaction Summary is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Summary shall be determined by reference to the context in which it is used.

Parent, which is sponsored by One Madison Group and owned by One Madison Group and the other shareholders of Parent, intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to the Initial Lenders as “Ranger” (the “Target”), pursuant to the Acquisition Agreement referred to below. In connection therewith, it is intended that:

(a)    Pursuant to the Stock Purchase Agreement dated as of December 12, 2018 (together with the exhibits and schedules thereto, as amended, supplemented, otherwise modified, or consented to or waived, the “Acquisition Agreement”) by and among Rack Holdings L.P. (the “Seller”), the Target and Parent, a wholly-owned direct or indirect subsidiary of Parent will purchase all of the issued and outstanding equity interests of the Target.

(b)    Certain funds, partnerships and investors (collectively, the “Investors”) will directly or indirectly make equity contributions to Parent in cash which will be directly or indirectly contributed to Holdings, and by Holdings to US Acquisition Vehicle (with all such contributions (x) to Holdings to be in the form of (i) common equity or (ii) preferred equity or other instruments having terms reasonably acceptable to the Commitment Parties (any such equity or other instruments, together, “Permitted Equity”) and (y) to Borrower to be in the form of common equity) (all such contributions being referred to collectively as the “Equity Contribution”), which Equity Contribution, when combined with the funds remaining on deposit in the Trust Account (as defined in the Acquisition Agreement) after giving effect to the Buyer Class A Redemption (as defined in the Acquisition Agreement) that are paid or payable from the Trust Account as described in the Acquisition Agreement (the “Trust Account Equity”), will on a pro forma basis constitute an aggregate amount not less than 30% (the “Minimum Equity Percentage”) of the sum of (i) the aggregate principal amount of the Facilities funded on the Closing Date (excluding (A) amounts drawn under the Revolving Facility on the Closing Date for working capital purposes and/or purchase price adjustments, to fund Transaction Costs or to replace, backstop or cash collateralize existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments to the extent undrawn and (B) any letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date to the extent undrawn) plus (ii) the Equity Contribution plus (iii) the Trust Account Equity.

(c)    The Borrower will obtain the Initial First Lien Term Facility and the Revolving Facility, and to the extent Parent is required to replace funds withdrawn from the Trust Account as a result of the Buyer Class A Redemption in order to consummate the Acquisition, Parent will (i) first obtain such funds from the proceeds of the Equity Commitment Letters and Forward Purchase Agreements (as such terms are defined in the Acquisition Agreement) (and for the avoidance of doubt not from any other source other than from any other person in the form of Permitted Equity) until the remaining funds required to be replaced shall be less than or equal to the proceeds available to the Borrower under the following clauses (ii)(A) and (B) which will be contributed to Holdings, and by Holdings to Borrower (with all such contributions (x) to Holdings to be in the form of Permitted Equity and (y) to Borrower to be in the form of common equity) and (ii) thereafter shall have the right (to the extent not funded from additional proceeds of the Equity Commitment Letters, Forward Purchase Agreements or any other person in the form of Permitted Equity) to obtain (A) first, up to $100 million of proceeds (net of the Closing Payment attributable thereto) from the proceeds of the First Lien Contingency Term Facility funded pursuant to a permitted borrowing notice therefor and (B) second, once the First Lien Contingency Term Facility has been fully drawn, up to $100 million of proceeds (net of the Closing Payment attributable thereto) from the proceeds of the Second Lien Contingency Term Facility funded pursuant to a permitted borrowing notice therefor, in each case as further described in the Term Sheets.

(d)    Prior to, or substantially contemporaneously with, the funding of the Facilities, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Existing First Lien Credit Facility that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under (A) that certain First Lien Credit and Guaranty Agreement, dated as of October 1, 2014, as amended by that certain Refinancing Amendment No. 1 dated as of May 15, 2015 and as further amended by that certain Incremental Amendment No. 2 dated as of March 2, 2017 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing First Lien Credit Facility”), among, inter alia, a subsidiary of the Target, as borrower, the lenders referred to therein, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, and the other parties thereto and (B) that certain Second Lien Credit and Guaranty Agreement, dated as of October 1, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Second Lien Credit Facility” together with the Existing First Lien Credit Facility, the “Existing Credit Facilities”), among, inter alia, a subsidiary of the Target, as borrower, the lenders referred to therein, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, and the other parties thereto, will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (together, the “Refinancing”). For the avoidance of doubt, letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date no longer available to the Target or its subsidiaries may be backstopped or replaced by letters of credit issued under the Revolving Facility on the Closing Date or may be cash collateralized.

(e)    All fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee and Closing Payment Letter, “Closing Date” shall mean the date of the satisfaction or waiver by the Commitment Parties of all conditions set forth in the Conditions Exhibit and the initial funding of the Facilities.

FIRST LIEN TERM SHEET

PROJECT RANGER
First Lien FACILITIES

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Facilities. Capitalized terms used but not defined in this Term Sheet shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Term Sheet shall be determined by reference to the context in which it is used.

1. PARTIES

Holdings:	Initially, a newly formed direct or indirect wholly-owned subsidiary of Parent, organized under the laws of the District of Columbia or any state of the United States or any other jurisdiction reasonably agreed by the Principal Investor Representative (as defined below), which directly owns 100% of the equity of the US Acquisition Vehicle (“Holdings”) and, following the Reorganization, a direct or indirect wholly-owned subsidiary of Parent which directly owns 100% of the equity of the US Borrower (by assignment, assumption, novation or any other means reasonably acceptable to the Principal Investor Representative).

Borrower:	Initially, a newly formed direct wholly-owned subsidiary of Holdings organized under the laws of the District of Columbia or any state of the United States (the “US Acquisition Vehicle”) and, at the election of Holdings, a newly formed direct wholly-owned subsidiary of the US Acquisition Vehicle organized under the laws of the Netherlands (the “Dutch Acquisition Vehicle”) or, in each case, any other jurisdiction reasonably agreed by the Principal Investor Representative (collectively, the “Acquisition Vehicles”) and thereafter, on the Closing Date or within 3 business days thereafter, in each case at the option of Holdings, one or more Acquisition Vehicles may be contributed to, or merged with and into, or the First Lien Facilities may be “pushed down” to, directly or indirectly, the borrower under the Existing Credit Facilities or any parent or subsidiary thereof (but in no event shall (i) the US Acquisition Vehicle become a subsidiary of the borrower under the Existing Credit Facilities or (ii) the First Lien Facilities incurred by the US Acquisition Vehicle be “pushed down” to a subsidiary of the borrower under the Existing Credit Facilities) organized under the laws of the District of Columbia or any state of the United States (the “US Borrower”), the Netherlands (the “Dutch Borrower”) or any other jurisdiction agreed by the Principal Investor Representative in its sole discretion (together with the Dutch Borrower, the “Foreign Borrowers”) (by assignment, assumption, novation or any other means reasonably acceptable to the Principal Investor Representative) (the “Reorganization”). Each Acquisition Vehicle may, at Holdings’ election, borrow separate portions of the First Lien Facilities. The US Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned U.S. subsidiaries as co-borrowers (together with the US Borrower, the “Domestic Borrowers” and collectively with the Foreign Borrowers, the “Borrowers” or “Borrower”). Notwithstanding anything herein to the contrary, no Foreign Borrower shall be jointly and severally liable with any Domestic Borrower with respect to its obligations.

Guarantors:	The Borrower’s obligations in respect of the First Lien Facilities and, at the Borrower’s option, any Loan Party’s obligations in respect of any swap, hedging and cash management obligations owed to the First Lien Administrative Agent, any First Lien Lender or any affiliate of the foregoing (“Swap/Cash Management Obligations”) will be jointly and severally guaranteed by Holdings and each existing and newly acquired or created wholly-owned domestic restricted subsidiary of the US Borrower that is not an Excluded Subsidiary (each, a “US Subsidiary Guarantor” and, together with the Domestic Borrowers, the “US Loan Parties”), consistent with the Collateral and Guarantee Principles. Notwithstanding anything herein to the contrary, in no event shall any Foreign Loan Party guarantee any Domestic Borrower’s obligations in respect of the First Lien Facilities or any US Loan Party’s obligations in respect of Swap/Cash Management Obligations.

If there exists a Dutch Borrower, the Dutch Borrower’s obligations in respect of the First Lien Facilities will be jointly and severally guaranteed by Holdings, the US Loan Parties and each existing and newly acquired or created wholly-owned restricted subsidiary of Holdings organized under the laws of the Netherlands that is not an Excluded Subsidiary (each, a “Dutch Subsidiary Guarantor” and, together with the Dutch Borrower, the “Dutch Loan Parties” and, the Dutch Loan Parties together with any other Foreign Borrower, the “Foreign Loan Parties” and, the Foreign Loan Parties together with the US Loan Parties and Holdings, the “Loan Parties”), consistent with the Collateral and Guarantee Principles.

Notwithstanding the foregoing, (1) all guarantees by Dutch entities shall be subject to any applicable general mandatory statutory limitations, fraudulent preference, “thin capitalization” rules, exchange control restrictions, corporate benefit, financial assistance and customary guarantee limitation language to be agreed in the relevant jurisdiction and (2) Dutch entities may be excluded from the guarantee requirements in circumstances where (i) the Borrower and the Principal Investor Representative reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby or (ii) such requirements would contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer, director, member or manager of such subsidiary; provided that, Holdings and its subsidiaries will use all commercially reasonable efforts to remedy, mitigate and overcome any such restrictions referred to in the foregoing clauses (1) and (2), including, without limitation, assisting in demonstrating that adequate corporate benefit accrues and undertaking any “whitewash” or similar procedures in the case of financial assistance.

First Lien Administrative Agent:	Goldman Sachs Lending Partners LLC (in its capacity as administrative agent and collateral agent in respect of the First Lien Facilities, the “First Lien Administrative Agent”).

Principal Investor Representative:	Prior to the Disposition Date, Goldman Sachs & Co. LLC and thereafter, the First Lien Administrative Agent (in each case in such capacity, the “Principal Investor Representative”).

First Lien Lenders:	The Principal Investors and other financial institutions and other institutional lenders, including the Initial First Lien Lenders, but excluding Disqualified Institutions (collectively, the “First Lien Lenders”); provided that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”.

1. FIRST LIEN TERM FACILITY

Type and Amount:	A senior secured first lien U.S. Dollar term loan facility (a) in an aggregate principal amount equal to (x) $450 million minus (y) the dollar equivalent of the aggregate principal amount of the Initial First Lien Euro Term Facility (calculated at the Applicable Spot Rate) (the first lien U.S. Dollar term loan facility described in this clause (a), the “Initial First Lien Dollar Term Facility”) plus (b) an additional amount for which a permitted borrowing notice has been given hereunder and which shall in no event exceed the lesser of (i) $100 million and (ii) the amount of the Buyer Class A Redemption (the “First Lien Contingency Term Facility” and the loans under the First Lien Contingency Term Facility, the “First Lien Contingency Term Loans”; the First Lien Contingency Term Facility together with the Initial First Lien Dollar Term Facility, the “First Lien Dollar Term Facility” and the loans under the First Lien Dollar Term Facility, the “Initial First Lien Dollar Term Loans”).

A senior secured first lien Euro term loan facility (the “Initial First Lien Euro Term Facility”, and together with the Initial First Lien Dollar Term Facility, the “Initial First Lien Term Facility”; the Initial First Lien Term Facility together with the First Lien Contingency Term Facility, the “First Lien Term Facility”; the loans under the Initial First Lien Euro Term Facility are referred to as the “Initial First Lien Euro Term Loans” and together with the Initial First Lien Dollar Term Loans, the “Initial First Lien Term Loans”) in the aggregate principal amount (in Euro) set forth in the Euro Term Loan Notice.

For purposes hereof, the “Applicable Spot Rate” means the WM/Reuters FX (bid) spot rate for EUR/USD determined as of 4:00 pm London time as of the business day that is four (4) business days prior to the Closing Date.

For purposes hereof, “Euro Term Loan Notice” means an irrevocable written notice (which may be conditioned upon the consummation of the Acquisition) delivered to the Commitment Parties on or prior to the date that is 15 business days prior to the Closing Date (or such shorter period as the Principal Investor Representative may agree) that specifies the aggregate principal amount (in Euros) of the Initial First Lien Euro Term Loans to be borrowed on the Closing Date (provided that, unless otherwise agreed by the Borrower and the Commitment Parties in writing, such specified amount shall not be less than €100 million or greater than €200 million). The borrowing date specified in the Euro Term Loan Notice may be extended by the Borrower in a reasonable manner after the delivery thereof in consultation with the Principal Investor Representative if there is a delay in the consummation of the Acquisition.

Maturity and Amortization:	The First Lien Term Facility will mature on the date that is 7 years after the Closing Date (the “First Lien Term Maturity Date”) and will amortize in equal quarterly installments (commencing with the second full fiscal quarter ended after the Closing Date) in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility, with the balance payable on the First Lien Term Maturity Date.

Availability:	The First Lien Dollar Term Facility will be available in U.S. dollars in a single drawing on the Closing Date; provided that the borrowing notice delivered in connection with the First Lien Contingency Term Facility (which may be conditioned upon the consummation of the Acquisition) (i) shall be delivered 12 business days (or such shorter period as the Principal Investor Representative may agree) prior to the Closing Date and (ii) unless the Principal Investor Representative shall otherwise agree, shall be limited to the amount of the Buyer Class A Redemption based on the stockholders of Parent who have validly elected to exercise their Buyer Class A Redemption rights as of the date of such borrowing notice. The borrowing date specified in such borrowing notice may be extended by the Borrower in a reasonable manner after the delivery thereof in consultation with the Principal Investor Representative if there is a delay in the consummation of the Acquisition. The Initial First Lien Euro Term Facility will be available in Euros in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:	The proceeds of the Facilities (other than the Revolving Facility) will be used (i) to effect all or a portion of the Refinancing, (ii) to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and (iii) for general corporate purposes.

2. REVOLVING FACILITY

Type and Amount:	A senior secured revolving credit facility in an initial committed amount of $45 million (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments” and the loans thereunder, the “Revolving Loans”; the lenders with Revolving Commitments, the “Revolving Lenders”; and the Revolving Facility together with the First Lien Term Facility, any Incremental First Lien Facility and any Refinancing First Lien Facility, the “First Lien Facilities” and, each individually, a “First Lien Facility”, and together with the Second Lien Term Facility, the “Facilities” and each a “Facility”). The Revolving Facility shall be available in United States dollars, Euro and other currencies to be agreed.

Maturity:	The Revolving Facility will mature on the date that is 5 years after the Closing Date (the “Revolver Maturity Date”).

Availability and Use of Proceeds:	Revolving Loans will be available at any time prior to the Revolver Maturity Date in minimum principal amounts to be agreed upon and, in the case of ABR Loans, on same-day notice. The proceeds of the Revolving Facility may be used (a) on the Closing Date (i) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds or to issue new letters of credit, (ii) for ordinary course working capital needs and (iii) for general corporate purposes including to pay Transaction Costs and expenses and for purchase price and working capital adjustments, if any, under the Acquisition Agreement, in an aggregate amount for this clause (iii) not to exceed $10 million and (b) after the Closing Date, for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions and the payment of permitted dividends) of the Borrower and its subsidiaries.

Letters of Credit:	A portion of the Revolving Facility not less than $10 million (the “LC Sublimit”) shall be available for the issuance of trade and standby letters of credit (the “Letters of Credit”) by the First Lien Administrative Agent and one or more Revolving Lenders reasonably satisfactory to the Borrower and the First Lien Administrative Agent who agree to issue Letters of Credit (in such capacity, each an “Issuing Lender”) in United States dollars, Euros and other currencies to be agreed; provided that in no event shall Goldman Sachs Lending Partners LLC be required to issue trade letters of credit or issue any Letter of Credit if the aggregate amount of the Letters of Credit for which Goldman Sachs Lending Partners LLC is the Issuing Lender would exceed $5 million. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the applicable Issuing Lender and (b) the date that is five business days prior to the Revolver Maturity Date, unless cash collateralized or backstopped in a manner acceptable to the applicable Issuing Lender in its reasonable discretion; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped in a manner acceptable to the applicable Issuing Lender in its reasonable discretion).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day following notice from the Issuing Lender to the Borrower of such draw. To the extent the Borrower does not so reimburse the applicable Issuing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments (including by “grandfathering” the foregoing into the Revolving Facility).

3. INCREMENTAL AND REFINANCING FIRST LIEN FACILITIES

Type and Amount:	The Borrower or any Guarantor will have the right from time to time, on one or more occasions, to (x) increase the size of the First Lien Term Facility or any Incremental First Lien Term Facility or add one or more incremental term loan facilities (each, an “Incremental First Lien Term Facility” and the loans thereunder, the “Incremental First Lien Term Loans” and, together with the Initial First Lien Term Loans, the “First Lien Term Loans”) in minimum amounts to be agreed and (y) increase the size of the Revolving Facility or any Incremental Revolving Facility or add one or more incremental revolving facilities (each, an “Incremental Revolving Facility”; the Incremental First Lien Term Facilities and the Incremental Revolving Facilities, the “Incremental First Lien Facilities”) in minimum amounts to be agreed; provided that the aggregate principal amount of all such Incremental First Lien Facilities outstanding at any time shall not exceed the sum of (a) the greater of (i) $95 million and (ii) 100% of Consolidated EBITDA, calculated on a pro forma basis, for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the First Lien Administrative Agent, minus the aggregate outstanding principal amount of debt incurred pursuant to clause (A) of the definition of Incremental Equivalent/Ratio Debt (as defined below) (the amount calculated pursuant to this clause (a), the “First Lien Incremental Dollar Basket”), plus (b) the aggregate amount of all voluntary permanent commitment reductions in respect of the Revolving Facility (including under any Incremental Revolving Facility) and all voluntary prepayments of any Initial First Lien Term Loans, any Incremental First Lien Term Loans, any Refinancing First Lien Debt (to the extent previously applied to the prepayment of any of the foregoing) and any Incremental Equivalent/Ratio Debt incurred pursuant to clause (A) of the definition thereof and any Incremental Second Lien Facility that was incurred in reliance on the provision thereunder corresponding to the First Lien Incremental Dollar Basket (and all debt buybacks of any of the foregoing with credit given to the principal amount of the debt purchased) at or prior to such time (other than any such prepayments funded with the proceeds of long-term debt (other than revolving loans)) minus the aggregate outstanding principal amount of debt incurred pursuant to clause (B) of the definition of Incremental Equivalent/Ratio Debt (as defined below) (other than the aggregate outstanding principal amount of debt incurred pursuant to the Incremental Second Lien Facility that was incurred in reliance on the capacity for Incremental Equivalent/Ratio Debt pursuant to clause (B) of the definition thereof to the extent the voluntary prepayment being relied upon to incur such indebtedness under clause (B) of the definition thereof did not also result in a corresponding increase to the First Lien Incremental Prepayments Basket) (the amount calculated pursuant to this clause (b), the “First Lien Incremental Prepayments Basket”), plus (c) an unlimited amount, so long as, in the case of this clause (c), after giving effect to the incurrence of such amount and the use of proceeds thereof (including giving pro forma effect to any acquisition or other transaction consummated in connection therewith and other appropriate pro forma adjustments) (and assuming for such purposes that the entire amount of any such amount constituting an Incremental Revolving Facility or a delayed draw Incremental First Lien Term Facility then being incurred is fully funded), the pro forma First Lien Net Leverage Ratio does not exceed (x) if the First Lien Net Leverage Ratio on the Closing Date is greater than 5.50:1.00, the First Lien Net Leverage Ratio on the Closing Date and (y) if the First Lien Net Leverage Ratio on the Closing Date is 5.50:1.00 or lower, the lesser of (A) the ratio that is 1.25x greater than the First Lien Net Leverage Ratio on the Closing Date and (B) 5.50:1.00 (the amount calculated pursuant to this clause (c), the “First Lien Incremental Ratio Basket”); provided that the Borrower must utilize capacity under the First Lien Incremental Prepayments Basket prior to the First Lien Incremental Ratio Basket.

The incurrence of any Incremental First Lien Facility shall be subject to satisfaction of the following conditions (the “Incremental Conditions”):

1.	such Incremental First Lien Facility will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Facilities;

2.	except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the initial First Lien Term Facility, any such Incremental First Lien Term Facility will have a final maturity no earlier than the final maturity of the initial First Lien Term Facility and the weighted average life to maturity of any such Incremental First Lien Term Facility shall not be shorter than the then remaining weighted average life to maturity of the initial First Lien Term Facility (determined without giving effect to any prepayments); provided that this clause shall not apply to up to $45 million (net of any Incremental Equivalent/Ratio Debt incurred in reliance on this proviso) in Incremental First Lien Term Facilities as selected by the Borrower (such exception, and the exception for such bridge loans, the “Maturity Exception”);

3.	any such Incremental First Lien Term Facility may provide for the ability to participate (i) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with Refinancing First Lien Debt) in any voluntary prepayments of the Initial First Lien Term Loans and (ii) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with Refinancing First Lien Debt) in any mandatory prepayments of the Initial First Lien Term Loans;

4.	subject to the “Limited Conditionality Transactions” section below, no payment or bankruptcy event of default is then continuing;

5.	no First Lien Lender shall be required to participate in any Incremental First Lien Facility without its consent;

6.	any such Incremental Revolving Facility shall either (i) be subject to the same terms and conditions as the Revolving Facility (and be deemed added to, and made a part of, the Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (ii) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the maturity of the initial Revolving Facility and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions (provided that such participation in mandatory commitment reductions shall not be on a greater than pro rata basis with the Revolving Facility) which shall be determined by the Borrower) shall (x) be substantially identical to the initial Revolving Facility, (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto) or (z) be reasonably satisfactory to the Principal Investor Representative (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Principal Investor Representative or any First Lien Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any existing Revolving Facility or (2) only applicable after the latest maturity of any existing Revolving Facility);

7.	except as otherwise set forth above and in paragraph 8 below, all other terms of any such Incremental First Lien Term Facility, if not consistent with the terms of the existing First Lien Term Facility, will be as agreed between the Borrower and the lenders providing such Incremental First Lien Term Facility; and

8.	the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental First Lien Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, except for Incremental First Lien Term Loans in an aggregate amount not to exceed $47.5 million (at the election of the Borrower at the time of such incurrence), solely in the case of any Incremental First Lien Term Facility denominated in U.S. Dollars or in Euro (other than in respect of any Incremental First Lien Term Facility that has an outside maturity date more than two years after the maturity date of the initial First Lien Term Facility), if the all-in-yield applicable to any such Incremental First Lien Term Facility determined as of the initial funding date for such Incremental First Lien Term Facility is more than 0.50% (the “MFN Differential”) higher than the corresponding all-in-yield applicable to (in the case of any Incremental First Lien Term Facility denominated in U.S. Dollars) the First Lien Dollar Term Facility or (in the case of any Incremental First Lien Term Facility denominated in Euro) the Initial First Lien Euro Term Facility, as applicable, then the interest rate margin for the First Lien Dollar Term Facility or the Initial First Lien Euro Term Facility, as applicable, shall be increased by an amount equal to the difference between the all-in-yield with respect to such Incremental First Lien Term Facility and the corresponding all-in-yield on such initial First Lien Term Facility, minus the MFN Differential (for purposes of such calculation and with respect to any such facility, (x) subject to clause (z) below, all-in yield shall be deemed to include all upfront fees and original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity) payable to all lenders providing such facility, (y) if the Incremental First Lien Term Facility includes a “LIBOR” interest rate floor greater than the applicable interest rate floor under the applicable initial First Lien Term Facility and such floor is greater than the Eurodollar Rate for a 3-month interest period at such time, such excess amount (above the greater of such floor and such Eurodollar Rate) shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the applicable initial First Lien Term Facility shall be required, but only to the extent an increase in the interest rate floor in the applicable initial First Lien Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not, unless the Borrower otherwise elects in its sole discretion, the interest rate margin) applicable to the applicable initial First Lien Term Facility shall be increased to the extent of such excess and (z) all-in yield shall exclude structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith whether or not shared with all lenders providing such facility and any other fees not paid by the Borrower generally to all lenders providing such facility ratably or, if only one lender (or affiliated group of lenders) is providing such facility, are fees of the type not customarily shared with lenders generally) (the “MFN Provision”).

The lenders providing any Incremental First Lien Facility shall be reasonably satisfactory to the First Lien Administrative Agent and, in the case of any Incremental Revolving Facility, the Issuing Lender, in each case to the extent required under “Assignments and Participations” below.

The First Lien Documentation will permit the Borrower and its restricted subsidiaries to utilize availability under the Incremental First Lien Facilities to issue or incur Incremental Equivalent/Ratio Debt as set forth under “Negative Covenants” below.

Notwithstanding anything to the contrary herein, prior to the incurrence or establishment of any loans or commitments under the Facilities Documentation in respect of any Incremental First Lien Facility, the Borrower shall offer the Principal Investors a bona fide opportunity to provide the entire amount of such loans or commitments on terms specified by the Borrower and, to the extent the Principal Investors decline to provide any amount of loans or commitments on such specified terms, then the Borrower may obtain commitments from other persons to provide such declined amount of loans or commitments on such specified terms or on terms (taken as a whole) less favorable to such other person (but not on terms (taken as a whole) more favorable to such other person) in each case within 90 days of the Principal Investors having declined; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms.

Refinancing First Lien Debt:	The First Lien Documentation will permit the Borrower to (a) refinance First Lien Term Loans (including any Incremental First Lien Term Loans) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing First Lien Term Facility”) under the First Lien Documentation with the consent of the Borrower and the institutions providing the applicable Refinancing First Lien Term Facility, (b) refinance loans or commitments under the Revolving Facility (including any Incremental Revolving Facility) from time to time, in whole or part, with one or more new revolving facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing First Lien Term Facility, the “Refinancing First Lien Facilities”) under the First Lien Documentation, with the consent of the Borrower and the institutions providing the applicable Refinancing Revolving Facility and (c) refinance First Lien Term Loans from time to time, in whole or part, with one or more (x) series of senior, senior subordinated or subordinated unsecured notes or loans or (y) series of notes or loans that will be secured by the Collateral (A) on a pari passu basis with the First Lien Facilities (without regard to the control of remedies) or (B) on a junior priority basis to the First Lien Facilities (and which may be secured on a pari passu basis with the Second Lien Term Facility), which will be subject to an intercreditor agreement not materially less favorable to the First Lien Lenders than the Intercreditor Agreement, or other customary intercreditor arrangements reasonably acceptable to the Principal Investor Representative (each, a “Specified Intercreditor Agreement”) (the debt described in this clause (c), “Refinancing Notes”; and together with the Refinancing First Lien Facilities, the “Refinancing First Lien Debt”); provided that:

1.	no Refinancing First Lien Debt shall mature prior to the maturity date of the facility being refinanced or, in the case of a Refinancing First Lien Term Facility, have a shorter weighted average life to maturity (determined without giving effect to any prepayments) than loans under the First Lien Term Facility being refinanced; provided that this clause shall not apply to up to $45 million in Refinancing First Lien Debt as selected by the Borrower (such exception, the “Refinancing Debt Maturity Exception”);

2.	no Refinancing Revolving Facility shall have any scheduled mandatory commitment reduction prior to the maturity of the Revolving Facility being refinanced;

3.	there shall be no borrower or subsidiary guarantor in respect of any Refinancing First Lien Debt that is not a Loan Party;

4.	if secured, such Refinancing First Lien Debt shall be secured solely by assets that constitute Collateral;

5.	the proceeds of such Refinancing First Lien Debt are promptly applied to permanently repay in whole or in part the loans under the facility being refinanced (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder), and such Refinancing First Lien Debt shall not be in an aggregate principal amount greater than the principal or committed amount of the facility being refinanced, plus any fees, premium, original issue discount and accrued interest associated therewith, and costs and expenses related thereto; and

6.	the covenants and events of default of such Refinancing First Lien Debt (excluding optional prepayment or redemption terms) either (i) are substantially identical to, or not materially more favorable (taken as a whole) to the lenders providing such Refinancing First Lien Debt than, those contained in the facility being refinanced (as determined by the Borrower in good faith) (except for covenants and events of default (x) applicable only to periods after the latest final maturity date of the First Lien Facilities existing at the time of such refinancing or (y) that are more favorable to the lenders or agent thereunder and are added for the benefit of the facility being refinanced (it being understood that no consent of the First Lien Administrative Agent or any First Lien Lender shall be required to add any such more favorable provision to the facility being refinanced) or (ii) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto).

In connection with any Refinancing First Lien Debt, the First Lien Documentation will provide the Borrower the right to require the applicable lenders to assign their loans and commitments to the providers of any such Refinancing First Lien Debt.

Notwithstanding anything to the contrary herein, prior to the incurrence or establishment of any loans or commitments under the Refinancing First Lien Facilities, the Borrower shall offer the Commitment Parties a bona fide opportunity to provide the entire amount of such loans or commitments on terms specified by the Borrower and, to the extent the Commitment Parties decline to provide any amount of loans or commitments on such specified terms, then the Borrower may obtain commitments from other persons to provide such declined amount of loans or commitments on such specified terms or on terms (taken as a whole) less favorable to such other person (but not on terms (taken as a whole) more favorable to such other person) in each case within 90 days of the Principal Investors having declined; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms.

Amendments and Extensions:	The First Lien Documentation shall contain customary “amend and extend” provisions at least as favorable to the Borrower as the Documentation Precedent.

5.     CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Term Sheet.

Closing Fees:	As set forth in the Fee and Closing Payment Letter.

Optional Prepayments and Commitment Reductions:	The First Lien Facilities may be prepaid, and commitments may be reduced, in whole or in part, at the option of the Borrower, without premium or penalty (except as set forth in the next paragraph), in minimum amounts to be agreed, upon same day notice (or, in the case of a prepayment of Eurodollar Loans, three business days’ prior notice) (which may be conditioned upon the occurrence of a refinancing or other event), subject to customary provisions providing for the reimbursement of the First Lien Lenders’ actual breakage and redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans (as defined in Annex I) prior to the last day of the relevant interest period.

In the case of (a) any optional prepayment of Initial First Lien Term Loans with the proceeds of, or any exchange of Initial First Lien Term Loans into, any new or replacement long-term indebtedness having a lower all-in-yield than the all-in-yield of the First Lien Term Facility (determined in a manner consistent with the MFN Provision) or (b) any “repricing” amendment (and any mandatory assignment by a First Lien Lender in connection therewith) of the First Lien Term Facility which reduces the all-in yield (determined in a manner consistent with the MFN Provision) applicable to the First Lien Term Facility, in each case prior to the date that is 6 months after the Closing Date and where the primary purpose (as determined by the Borrower in good faith) of such prepayment, exchange or amendment is to reduce the all-in-yield of the First Lien Term Facility, the Borrower shall pay a 1% prepayment fee with respect to any Initial First Lien Term Loans so prepaid, exchanged or amended (or mandatorily assigned); provided that no such fee shall be payable in connection with any transaction that would, if consummated, constitute (i) a change of control or (ii) a transformative acquisition (to be defined in a manner to be agreed).

Mandatory Prepayments:	Revolving Facility: None, subject to prepayment (or cash collateral) requirements if utilization under the Revolving Facility exceeds the Revolving Commitments.

First Lien Term Facility: Mandatory prepayments of the First Lien Term Facility shall be required from:

(a) 100% of the net cash proceeds of any sale or other disposition pursuant to the “unlimited” asset sale basket, certain other non-ordinary course asset sale baskets to be agreed and any non-ordinary course casualty or condemnation event suffered, by the Borrower or any of its restricted subsidiaries in excess of an amount to be agreed per transaction (or series of related transactions) and an amount to be agreed per fiscal year (with only such excess amount being subject to prepayment) and subject to the right of the Borrower and its restricted subsidiaries to reinvest such proceeds in assets useful in the business of the Borrower and its restricted subsidiaries (including pursuant to any permitted acquisition) if such proceeds are reinvested within 15 months following receipt (or, if the Borrower or a restricted subsidiary has contractually committed to reinvest such proceeds within 15 months following receipt, 21 months following receipt); provided that if at the time of the receipt of the net cash proceeds from a disposition or at any time during the applicable reinvestment period, on a pro forma basis after giving effect to such disposition and the use of proceeds therefrom, (x) the First Lien Net Leverage Ratio would be equal to or less than 4.25:1.00, such prepayment percentage shall be reduced to 50% and (y) the First Lien Net Leverage Ratio would be equal to or less than 3.75:1.00, such prepayment percentage shall be reduced to 0% (such stepdowns, the “Asset Sale Prepayment Stepdowns”) (any such asset sale proceeds pursuant to this clause (a) not so applied as a mandatory prepayment, the “Retained Asset Sale Proceeds”);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries (other than debt permitted by the First Lien Facilities, except for Refinancing First Lien Debt); and

(c) commencing with the first full fiscal year ended after the Closing Date, 50% of Excess Cash Flow for each fiscal year of the Borrower (“Excess Cash Flow” to be defined consistent with the First Lien Documentation Principles as modified as reasonably necessary to (i) more accurately reflect the business and financial accounting of the Borrower and its subsidiaries after giving effect to the Transactions and (ii) address technical clarifications); provided that such prepayment percentage shall be reduced to (x) 25% if the First Lien Net Leverage Ratio is equal to or less than 4.50:1.00 and (y) 0% if the First Lien Net Leverage Ratio is equal to or less than 4.00:1.00, as calculated at the time of the respective payment and recalculated to give pro forma effect to any such prepayment; provided, further, that the amount of such prepayment shall be subject to dollar-for-dollar reductions consistent with the First Lien Documentation Principles (but to include deductions for the amount of any voluntary prepayment of any debt secured by liens on the Collateral ranking equal to the liens on the Collateral securing the Second Lien Term Facility (and any incremental facility thereunder)). Prepayments with Excess Cash Flow shall be required only if the amount required to be prepaid is greater than $10 million (with only such excess amount being subject to prepayment).

First Lien Exit Payment:	The Facilities Documentation shall set forth the times and arrangements of payment of the First Lien Exit Payments (as defined in the Fee and Closing Payment Letter). First Lien Exit Payments shall be a one-time payment deemed due and payable in full upon the earliest to occur of (i) the Deleveraging Event, (ii) a First Lien Repricing Event, (iii) any refinancing, in whole or in part, including pursuant to Refinancing First Lien Debt, of the Initial First Lien Term Loans under the First Lien Term Facility, (iv) any other voluntary prepayment, in whole or in part, of the Initial First Lien Term Facility prior to the scheduled maturity date thereof, (v) the date of an acceleration of, or the occurrence of an event which gives rise to the right of the First Lien Lenders under the First Lien Term Facility to accelerate, the Initial First Lien Term Loans, or (vi) such earlier date that the Borrower shall be required to make the First Lien Exit Payment pursuant to the immediately succeeding paragraph or shall voluntarily make the First Lien Exit Payment, in each case of clauses (i) - (vi) occurring at least one day prior to the First Lien Term Maturity Date (the date on which any of the foregoing shall occur, an “Exit Payment Date”).

The Facilities Documentation shall provide that (i) the Borrower shall, in connection with any repayment in connection with the exercise of, or amendment pursuant to, so-called yank-a-bank procedures occurring at least one day prior to the First Lien Term Maturity Date, pay (or cause to be paid) to each First Lien Lender (including any non-consenting Lender) an amount equal to its pro rata portion of the First Lien Exit Payments as of such date and (ii) the rights of each First Lien Lender to each First Lien Exit Payment shall be assignable in connection with any permitted assignment of the Initial First Lien Term Loans held by such First Lien Lender.

6. COLLATERAL

Collateral:	Subject to the Limited Conditionality Provision, the Collateral and Guarantee Principles and the paragraph below, the obligations of each Loan Party in respect of the First Lien Facilities and any Swap/Cash Management Obligations shall be secured by first priority liens (subject to customary exceptions and other exceptions to be agreed) on substantially all of the assets and property of such Loan Party, including all of the equity interests in the applicable Borrower and each applicable Loan Party (other than Holdings), intercompany debt owed to any Loan Party, and proceeds of the foregoing, in each case excluding Excluded Assets (the “Collateral”). In no event shall any security documents governed by, or perfection actions under, the law of a jurisdiction other than the United States (or any state thereof) or (solely with respect to any Dutch Loan Party) the Netherlands be required.

Solely with respect to the Dutch Loan Parties, liens on the Collateral thereof located in the Netherlands shall be granted and perfected (or local law equivalent) pursuant to arrangements and documentation reasonably agreed between the Principal Investor Representative and the Dutch Borrower, subject to customary limitations and exclusions in the Netherlands and any other limitations and exclusions reasonably agreed between the Principal Investor Representative and the Dutch Borrower, and in any event, the Collateral located in the Netherlands shall exclude those assets as to which the Principal Investor Representative and the Dutch Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby.

Intercreditor Agreement:	If the Second Lien Term Facility is funded, the lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Facility shall be subject to an intercreditor agreement (the “Intercreditor Agreement”) which shall permit the joinder of collateral agent(s) representing tranches of secured debt permitted by the Facilities having liens with a priority corresponding to the parties thereto. The Intercreditor Agreement shall be based on and substantially similar to that Precedent Intercreditor Agreement (as defined in the Fee and Closing Payment Letter).

For the avoidance of doubt, the Intercreditor Agreement will permit, among other things, and to the extent the same is permitted to be incurred and secured under the Facilities Documentation, additional debt (including any “incremental” or “refinancing” facility) that is permitted to be incurred pursuant to the Facilities Documentation. In addition, and subject to the Intercreditor Agreement, the First Lien Documentation will authorize and require the First Lien Administrative Agent to enter into any intercreditor agreement which allows (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the First Lien Documentation to be secured by a lien on the Collateral that is pari passu with or junior to the lien on the Collateral securing the First Lien Facilities. The First Lien Administrative Agent shall execute and deliver the Intercreditor Agreement on the Closing Date no later than the initial funding of the Facilities.

7. CERTAIN CONDITIONS

Initial Conditions Precedent:	Subject to the Limited Conditionality Provision, the availability and funding of the First Lien Facilities on the Closing Date will be subject only to the conditions precedent set forth on the Conditions Exhibit applicable to the First Lien Facilities.

On-Going Conditions:	After the Closing Date, the making of any Revolving Loan and the issuance of any Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects of all representations and warranties in the First Lien Documentation and (c) the absence of any default or event of default at the time of, and immediately after giving effect to the making of, such extension of credit subject, in the case of clauses (b) and (c) (with respect to such conditions in connection with an Incremental First Lien Facility (but not Revolving Loans or Letters of Credit)), to the limitations set forth in the sections entitled “Incremental and Refinancing First Lien Facilities” and “Limited Conditionality Transactions” hereof to the extent the proceeds of any Incremental First Lien Facility are being used to finance a “Limited Conditionality Transaction”.

8. DOCUMENTATION

First Lien Documentation:	Except as otherwise set forth herein, the definitive documentation for the First Lien Facilities (the “First Lien Documentation”) shall (i) contain only those conditions, mandatory prepayments, prepayment premiums, representations, warranties, covenants and events of default expressly set forth in this Exhibit (applicable to the Borrower and its restricted subsidiaries and, in a manner consistent with the Precedent Credit Agreement (defined below), Holdings, in each case, with customary materiality thresholds, “baskets”, exceptions, limitations, qualifications and grace and cure periods and other thresholds, “baskets”, exceptions, limitations, qualifications and grace and cure periods to be mutually agreed) and except as set forth herein, be based on and substantially similar to the Precedent Credit Agreement (as defined in the Fee and Closing Payment Letter) (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith and the forms of intercreditor agreements attached thereto) and shall be negotiated in good faith with changes and modifications (a) that reflect the terms of this Exhibit (including the inclusion of a cash flow revolving facility), (b) as are reasonably necessary to take into account the operational and strategic requirements and the specific nature of the businesses of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their capitalization, size, business, industry and practices and the disclosure schedules to the Acquisition Agreement, (c) as are necessary to take into account the Projections and the model delivered by the Parent to the Commitment Parties on November 7, 2018 (together with any updates or modifications thereto reasonably agreed between the Parent and the Commitment Parties, the “Model”), (d) to the operational and agency provisions (so long as such changes and modifications are not inconsistent with this Term Sheet and are customarily included in credit agreements with respect to which the First Lien Administrative Agent acts as administrative agent), (e) to reflect the existence of the Dutch Borrower and related provisions (including collateral and guarantees) and (f) to take into account any changes in law or accounting standards or to cure any mistakes or defects; (ii) be no less favorable to Holdings and its subsidiaries than the Existing First Lien Credit Agreement; and (iii) be consistent with the Conditions Exhibit (including the Limited Conditionality Provision); it being understood and agreed that the Borrower and the Commitment Parties will negotiate in good faith to finalize the First Lien Documentation within a reasonable time period to be determined based on the expected Closing Date and in coordination with the Acquisition Agreement (collectively, the “First Lien Documentation Principles”). The First Lien Documentation will be initially drafted by counsel to the Borrower.

All ratios and calculations shall be measured on a pro forma basis (to be defined in a manner consistent with the First Lien Documentation Principles), and including the annualized effect of addbacks in the definition of Consolidated EBITDA.

If the Borrower shall so elect, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease (or otherwise be treated similarly) on a balance sheet of such person under GAAP as in effect as of December 31, 2017, shall not be treated as a capitalized lease as a result of the adoption of changes in, or in the application of, GAAP and shall continue to be treated as an operating lease (and shall not constitute debt for purposes of the First Lien Documentation).

 Representations and

Warranties:	Limited to the following (applicable to the Borrower and its restricted subsidiaries and, in a manner consistent with the Precedent Credit Agreement, Holdings) and subject to the Limited Conditionality Provision and materiality thresholds consistent with the Precedent Credit Agreement: existence, qualification and power; due authorization, execution, delivery and enforceability of the First Lien Documentation; compliance with laws (including environmental laws); use of proceeds of the Facilities not violating the PATRIOT Act, FCPA and OFAC and other applicable anti-terrorism laws, anti-money laundering laws and laws against sanctioned persons; with respect to the execution, delivery and performance of the First Lien Documentation, no contravention of organizational documents, laws or contractual obligations; governmental approvals with respect to the execution, delivery and performance of the First Lien Documentation; accuracy of financial statements; no Material Adverse Effect after the Closing Date; absence of litigation; ownership of property; taxes; ERISA compliance; margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “information” representation set forth in the Commitment Letter to which this Exhibit is attached); solvency of Holdings and its subsidiaries on a consolidated basis as of the Closing Date (which representation shall be satisfied by the delivery of a solvency certificate in the form attached as Annex I to the Conditions Exhibit); intellectual property; equity interests and ownership of subsidiaries as of the Closing Date; and creation, perfection and priority of security interests (subject to permitted liens). For the avoidance of doubt, all such representations shall be made, and required to be made, as of the Closing Date, but the failure of any representation or warranty (other than the Specified Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the First Lien Facilities.

“Material Adverse Effect” means (a) on the Closing Date, a Material Adverse Effect as defined in the Acquisition Agreement and (b) after the Closing Date, (i) a material adverse effect on the business, financial condition or results of operations of the Borrower and its restricted subsidiaries, taken as a whole or (ii) a material and adverse effect on the material rights and remedies (taken as a whole) of the First Lien Administrative Agent under the First Lien Documentation.

Affirmative Covenants:	Limited to the following (applicable to the Borrower and its restricted subsidiaries): quarterly unaudited financial statements (for each of the first three fiscal quarters of each fiscal year) within 60 days after such fiscal quarter end, and annual audited financial statements within 120 days after the fiscal year end accompanied by an audit opinion (such opinion to be without qualifications as to “going concern” (but may be subject to a “going concern” or “emphasis of matter” explanatory paragraph or like statement) or the scope of the audit (other than with respect to, or disclosure of an exception or qualification resulting from, (x) the maturity of any debt occurring within one year from the time such opinion is delivered or (y) any actual or prospective default under any financial covenant)); a compliance certificate (within five business days after delivery of the applicable quarterly or annual financial statements); certain other information concerning the Borrower and its restricted subsidiaries reasonably requested by the Principal Investor Representative (other than information subject to attorney/client privilege, confidentiality obligations or other customary limitations); notices of defaults and events of default and certain other events (including material adverse litigation and ERISA events) that would reasonably be expected to have a Material Adverse Effect; payment of taxes; preservation of existence; maintenance of properties (subject to casualty, condemnation and normal wear and tear); maintenance of customary insurance as determined by the Borrower in good faith (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation); compliance with laws including ERISA, environmental laws, PATRIOT Act, FCPA and OFAC and other applicable anti-terrorism laws, anti-money laundering laws and laws against sanctioned persons; books and records; inspection rights of the Principal Investor Representative (limited to one inspection per calendar year (so long as no event of default has occurred and is continuing) and subject to cost reimbursement limitations), with exceptions for information subject to attorney-client privilege, confidentiality obligations or other customary limitations consistent with the First Lien Documentation Principles; use of proceeds; changes in fiscal year (other than any subsidiary changing its fiscal year end to the same fiscal year end as the Borrower and other than as permitted by the Principal Investor Representative); material changes in line of business (other than reasonably related, corollary, complementary, ancillary, synergistic or incidental businesses); covenant to guarantee obligations and give security and further assurances with respect thereto; designation (and redesignation) of unrestricted subsidiaries and reasonably promptly following the Closing Date, the Borrower will implement and maintain policies and procedures reasonably designed to ensure compliance with applicable economic sanctions and exports controls laws (including, without limitation, economic sanctions administered by the Treasury Department’s Office of Foreign Assets Control). For the avoidance of doubt, there shall be no covenant to hedge interest rate exposure and in no event shall environmental reports be required under the First Lien Documentation.

Limited Conditionality Transactions:	Consistent with the First Lien Documentation Principles.

Negative Covenants:	Limited to the following (applicable to the Borrower and its restricted subsidiaries and, in the case of the passive holdings covenant, Holdings) (it being agreed that all monetary baskets in the negative covenants other than the Available Amount Starter Basket will include basket builders based on, at the Borrower’s election prior to the Closing Date, a percentage of Consolidated EBITDA or consolidated total assets of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket):

1.	limitations on the incurrence of debt (which shall permit, among other things, (i) debt under the First Lien Facilities (including any incremental or refinancing facility expressly contemplated by this Term Sheet) and the Second Lien Term Facility (including any refinancing facility expressly contemplated by the Second Lien Term Sheet), (ii) cash management obligations and non-speculative hedging arrangements, (iii) debt permitted under the Acquisition Agreement to remain outstanding after the Closing Date (except to the extent required to be repaid pursuant to the Refinancing), (iv) additional debt (“Incremental Equivalent/Ratio Debt”) issued or incurred by the Borrower and its Restricted Subsidiaries (subject to a cap in an amount not less than $40 million for non-Loan Party restricted subsidiaries) in an amount equal to (A) the amount of debt that could be incurred under the First Lien Incremental Dollar Basket (and in lieu thereof) plus (B) the amount of debt that could be incurred under the First Lien Incremental Prepayments Basket (and in lieu thereof) plus (C) an unlimited amount secured on a pari passu basis with the First Lien Facilities so long as the First Lien Net Leverage Ratio, on a pro forma basis, does not exceed (x) if the First Lien Net Leverage Ratio on the Closing Date is greater than 5.50:1.00, the First Lien Net Leverage Ratio on the Closing Date and (y) if the First Lien Net Leverage Ratio on the Closing Date is 5.50:1.00 or lower, the lesser of (A) the ratio that is 1.25x greater than the First Lien Net Leverage Ratio on the Closing Date and (B) 5.50:1.00, which indebtedness if in the form of term loans shall be subject to the MFN Provision as if such indebtedness were an Incremental First Lien Term Facility solely to the extent the MFN Provision would apply thereto plus (D) an unlimited amount secured on a basis junior to the First Lien Facilities (and which may be pari passu but not senior to the Second Lien Term Facility) so long as the Secured Net Leverage Ratio, on a pro forma basis, does not exceed (x) (1) if the Secured Net Leverage Ratio on the Closing Date is greater than 6.50:1.00, the Secured Net Leverage Ratio on the Closing Date and (2) if the Secured Net Leverage Ratio on the Closing Date is 6.50:1.00 or lower, the lesser of (A) the ratio that is 2.25x greater than the Secured Net Leverage Ratio on the Closing Date and (B) 6.50:1.00 and (y) solely if the Second Lien Contingency Term Facility is not outstanding and if such debt is incurred to finance a permitted acquisition or other permitted investment, the Secured Net Leverage Ratio immediately prior to the incurrence of such debt plus (E) an unlimited amount that is secured by assets of non-Loan Party restricted subsidiaries (only to the extent securing debt incurred by a non-Loan Party) or that is unsecured so long as the Total Net Leverage Ratio, on a pro forma basis, does not exceed (x) (1) if the Total Net Leverage Ratio on the Closing Date is greater than 6.75:1.00, the Total Net Leverage Ratio on the Closing Date and (2) if the Total Net Leverage Ratio on the Closing Date is 6.75:1.00 or lower, the lesser of (A) the ratio that is 2.75x greater than the Total Net Leverage Ratio on the Closing Date and (B) 6.75:1.00 and (y) solely if such debt is incurred to finance a permitted acquisition or other permitted investment, the Total Net Leverage Ratio immediately prior to the incurrence of such debt; provided that the Borrower must utilize capacity under the First Lien Incremental Prepayments Basket pursuant to clause (B), above, prior to utilizing capacity under clauses (C), (D) or (E) and provided further that such ratios shall be calculated on a pro forma basis as of the most recently completed four consecutive fiscal quarters for which financial statements have been delivered to the First Lien Administrative Agent, including giving pro forma effect to the application of proceeds thereof and to any acquisition or other transaction consummated in connection therewith and other appropriate pro forma adjustments, (v) debt assumed in connection with a permitted acquisition or other permitted investment and not incurred in contemplation of such acquisition or investment so long as the Borrower is in compliance with the applicable ratio set forth for Incremental Equivalent/Ratio Debt on a pro forma basis and otherwise up to an amount to be agreed, (vi) a purchase money debt and capital leases basket of not less than $40 million, (vii) a general debt basket not less than $50 million and which may be secured to the extent permitted by exceptions to the lien covenant, (viii) a basket for non-Guarantor subsidiaries not less than $40 million, (ix) intercompany debt that constitutes a permitted investment, (x) a basket for debt of joint ventures and/or debt incurred on behalf thereof or representing guarantees of debt of joint ventures not less than $30 million, (xi) debt in an aggregate amount up to 100%, stepping up to 200% upon the Disposition Date (the “Contribution Debt Percentage”), of the aggregate cash contributions to Holdings after the Closing Date in the form of Permitted Equity (which are further contributed to the Borrower in the form of common equity) that do not increase the Available Amount Basket, without any time limitation for use of proceeds thereof, (xii) a basket for debt (including revolving debt) for non-Guarantor subsidiaries to fund working capital requirements not less than $30 million and (xiii) other exceptions consistent with the First Lien Documentation Principles); it being understood that (x) Incremental Equivalent/Ratio Debt issued or incurred by Loan Parties shall be subject to paragraphs 1, 2, 3 (with respect to voluntary prepayments), 4 and 5 of the Incremental Conditions, mutatis mutandis and (y) Incremental Equivalent/Ratio Debt issued or incurred by non-Loan Party restricted subsidiaries shall be subject to paragraphs 2, 4 and 5 of the Incremental Conditions;

2.	limitations on liens securing debt (which shall permit, among other things, (i) liens securing the First Lien Facilities and Second Lien Term Facility (including any refinancing facility in respect thereof) that is expressly contemplated by this Term Sheet or the Second Lien Term Sheet to be secured, and permitted refinancings thereof, (ii) liens permitted under the Acquisition Agreement to remain outstanding after the Closing Date (except to the extent required to be terminated pursuant to the Refinancing) and any permitted refinancings thereof (including any cash collateral backstopping existing letters of credit or similar instruments), (iii) liens securing Incremental Equivalent/Ratio Debt that is permitted to be secured, subject, in the case of liens on Collateral, to the terms of a Specified Intercreditor Agreement, (iv) liens securing Refinancing First Lien Debt, (v) a general lien basket in an amount not less than the amount of the general debt basket, which may, at the Borrower’s option, be subject to the terms of a Specified Intercreditor Agreement, (vi) liens on assets that are not Collateral in an amount to be agreed and (vii) other exceptions consistent with the First Lien Documentation Principles);

3.	limitations on fundamental changes (which shall permit, among other things, (i) intercompany mergers, consolidations, liquidations, shut-downs and dissolutions, (ii) Permitted Acquisitions and other permitted investments, (iii) permitted dispositions and (iv) other transactions consistent with the First Lien Documentation Principles);

4.	limitations on non-ordinary course asset sales (including sale and lease back transactions) of assets with a fair market value in excess of amounts (per transaction and annually) to be mutually agreed (which shall permit, among other things, (i) sales or dispositions at fair market value on an unlimited basis so long as (other than with respect to any individual disposition involving assets with fair market value not exceeding $8 million and aggregate dispositions involving assets with fair market value not exceeding $15 million per fiscal year) at least 75% of the consideration for any disposition consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the First Lien Documentation, including a basket in an amount not less than $30 million for non-cash consideration that may be designated as cash consideration), (ii) sale leasebacks so long as either (x) the Borrower is in compliance with the applicable ratio set forth for Incremental Equivalent/Ratio Debt on a pro forma basis or (y) the aggregate principal amount of such leasebacks does not exceed $30 million; provided that any net cash proceeds initially received under this clause (ii)(x) shall be required to be applied in accordance with paragraph (a) under the heading “Mandatory Prepayments”, (iii) a basket for dispositions of assets that do not constitute Collateral in an amount not less than $7 million per year (with a carry-forward to the immediately succeeding fiscal year), (iv) a general dispositions basket in an amount not less than $7 million per year (with a carry-forward to the immediately succeeding fiscal year) and (v) other exceptions consistent with the First Lien Documentation Principles);

5.	limitations on investments and acquisitions (which shall permit “Permitted Acquisitions” described below (provided that acquisitions of entities that do not become Guarantors will be subject to a cap in an amount not less than $30 million plus the amounts made with proceeds of consideration provided by a non-Loan Party plus the amounts available under any other applicable baskets; it being understood and agreed that if the amount available under such limit is reduced as a result of any acquisition of any entity that does not become a Guarantor (or any assets that are not transferred to a Loan Party) and such entity subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such limit shall be proportionately increased as a result thereof) and, in addition, permit (i) intercompany investments among Holdings, the Borrower and its restricted subsidiaries; provided that investments by Loan Parties in non-Loan Parties shall be subject to a cap in an amount not less than $50 million, (ii) investments in connection with the Transactions, (iii) investments using the Available Amount Basket as set forth below, (iv) additional investments so long as the pro forma Total Net Leverage Ratio does not exceed the lesser of (A) the ratio that is 0.75x less than the Total Net Leverage Ratio on the Closing Date and (B) 4.75:1.00; provided that such additional investments shall be permitted without limit so long as the pro forma Total Net Leverage Ratio does not exceed 4.00:1.00; provided further that no payment or bankruptcy event of default has occurred and is continuing or would result therefrom (the “Leverage Based Investments Exception”), (v) a general basket in an amount not less than $37.5 million, (vi) investments in unrestricted subsidiaries in an amount not less than $25 million, (vii) investments in similar businesses in an amount not less than $25 million, (viii) investments in joint ventures in an amount not less than $25 million, (ix) investments held by the Target and its subsidiaries on the Closing Date and permitted under the Acquisition Agreement and, if in excess of an amount to be agreed, set forth on a schedule to the Facilities Documentation and (x) other exceptions consistent with the First Lien Documentation Principles);

6.	limitations on dividends or distributions on, or redemptions of, the equity of the US Borrower or any restricted subsidiary (which shall permit, among other things, (i) distributions in amounts required for any direct or indirect parent company of the US Borrower to pay consolidated, combined or similar foreign, federal, state or local income or similar taxes of a tax group that includes the US Borrower and/or its subsidiaries and whose common parent is a direct or indirect parent of the US Borrower, to the extent such income or similar taxes are attributable to the income of the US Borrower and its subsidiaries, provided that the amount of such tax distributions shall not exceed the amount of taxes that the Borrower and its subsidiaries would have been required to pay as a standalone consolidated, combined or similar foreign, federal, state or local tax group, provided, further, that the amount of such tax distributions with respect to any taxes attributable to any unrestricted subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such unrestricted subsidiary to Holdings, the Borrower or any restricted subsidiary for the purposes of paying such consolidated, combined or similar foreign, federal, state or local income or similar taxes, (ii) pro-rata dividends or distributions by any restricted subsidiary, (iii) at any time after the Permitted Exit Payment Amendment, dividends, distributions or redemptions with the Available Amount Basket as set forth below, (iv) at any time after the Permitted Exit Payment Amendment, a general basket in an amount not less than the sum of (x) $15 million and (y) so long as the pro forma Total Net Leverage Ratio does not exceed 4.50:1.00, $10 million; provided that, in each case, no event of default has occurred and is continuing or would result therefrom (the “General RP Exception”), (v) distributions to fund the repurchase or redemption of the capital stock of Holdings or its direct or indirect parents held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an annual amount not less than $7 million plus key man insurance proceeds (in each case with unused amounts carried forward to the following two fiscal years), (vi) at any time after the Permitted Exit Payment Amendment, additional dividends, distributions or redemptions so long as the pro forma Total Net Leverage Ratio does not exceed the lesser of (A) the ratio that is 1.00x less than the Total Net Leverage Ratio on the Closing Date and (B) 4.50:1.00; provided that such additional dividends, distributions and redemptions shall be permitted without limit so long as the pro forma Total Net Leverage Ratio does not exceed 3.75:1.00; provided further that no event of default has occurred and is continuing or would result therefrom (the “Leverage Based RP Exception”), (vii) at any time after the Permitted Exit Payment Amendment, Permitted Annual Distributions (as defined below), (viii) the payment of any dividends or distributions required by the terms of any Disqualified Equity Interests (to be defined consistent with the First Lien Documentation Principles) permitted to be incurred pursuant to paragraph 1 above and (ix) other exceptions consistent with the First Lien Documentation Principles);

7.	limitations on cash prepayments or redemptions of principal of any third party subordinated or junior lien debt for borrowed money with a principal amount equal to or greater than $60 million that is required by the terms of the First Lien Documentation to mature after the maturity of the First Lien Term Facility (“Junior Debt”) more than one year prior to the stated maturity thereof (and excluding, for the avoidance of doubt, regularly scheduled interest payments and payment of fees, expenses and indemnification obligations) and limitations on amendments of the documents governing such Junior Debt in contravention of applicable intercreditor or subordination agreements (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other permitted junior debt, (ii) prepayments or redemptions using the Available Amount Basket as set forth below, (iii) a general basket in an amount not less than the sum of (x) $15 million and (y) so long as the pro forma Total Net Leverage Ratio does not exceed 4.50:1.00, $10 million; provided that, in each case, no event of default has occurred and is continuing or would result therefrom (the “General RDP Exception”), (iv) additional prepayments or redemptions so long as the pro forma Total Net Leverage Ratio does not exceed the lesser of (A) the ratio that is 1.00x less than the Total Net Leverage Ratio on the Closing Date and (B) 4.50:1.00; provided that such additional prepayments and redemptions shall be permitted without limit so long as the pro forma Total Net Leverage Ratio does not exceed 3.75:1.00; provided further that no event of default has occurred and is continuing or would result therefrom (the “Leverage Based Junior Debt Exception”), (v) prepayments and redemptions with respect to AHYDO “catch up” payments and (vi) other exceptions consistent with the First Lien Documentation Principles);

8.	limitations on negative pledge clauses (which shall include exceptions consistent with the First Lien Documentation Principles);

9.	limitations on transactions with affiliates above an amount not less than $6.5 million (which shall permit, among other things (i) the payment of any fees contemplated by any management agreement entered into between One Madison Group or any direct or indirect parent of Holdings, on the one hand, and Holdings or any of its subsidiaries, on the other hand, in each case on or after the Closing Date, which such management agreement shall be in substance reasonably satisfactory to the Principal Investor Representative; provided that during the continuance of an Event of Default, such payments shall not be permitted but shall continue to accrue and may be paid upon any such Event of Default being cured, (ii) the payment of reasonable compensation and expense reimbursement for services provided to Holdings or its subsidiaries by employees of One Madison Group or any direct or indirect parent of Holdings, (iii) the payment of or reimbursement for out-of-pocket costs and expenses incurred in connection with the provision by One Madison Group or any direct or indirect parent of Holdings of any management, advisory, consulting or other similar services to Holdings or its subsidiaries, (iv) transactions among the Loan Parties and their subsidiaries and joint ventures that are not otherwise prohibited by the First Lien Documentation, (v) fees payable in connection with the Transactions and (vi) other exceptions consistent with the First Lien Documentation Principles); and

10.	limitations on the amendment of organizational documents of the Loan Parties in a manner that is materially adverse to the Administrative Agent and the Lenders.

In addition, Holdings will be subject to a covenant relating to its passive holding company status.

The Borrower shall be permitted to, without duplication, (i) reallocate amounts available for restricted payments under the restricted payments covenant to make additional investments and restricted debt payments and (ii) reallocate amounts available for restricted debt payments under the restricted debt payments covenant to make additional investments.

Permitted Acquisitions:	Any acquisition (including any investment in any person which serves to increase the Borrower’s or a restricted subsidiary’s ownership in such person) shall be permitted so long as (a) such acquisition is permitted under the changes in line of business covenant, (b) no payment or bankruptcy event of default has occurred and is continuing at the relevant time as determined pursuant to the “Limited Conditionality Transactions” section above and (c) the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as unrestricted subsidiaries as provided in the “Unrestricted Subsidiaries” provisions of the First Lien Documentation) will become Guarantors and pledge their Collateral to the First Lien Administrative Agent, in each case to the extent required pursuant to the provisions of “Guarantors” and “Collateral” above.

Permitted Annual Distributions:	Restricted payments in an amount, on an annual basis, equal to 6.00% of the market capitalization of the Borrower or its direct or indirect parent.

Available Amount Basket:	Certain negative covenants shall include an “Available Amount Basket” in a cumulative amount equal to (a) $30 million (the “Starter Basket”) plus (b) at the Borrower’s election prior to the Closing Date (i) the retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the Initial First Lien Term Loans) commencing with the first full fiscal quarter for which financial statements are available after the Closing Date, which retained portion of excess cash flow for any period shall not be less than zero or (ii) 50% of cumulative Consolidated Net Income (commencing with the first day of the fiscal quarter in which the Closing Date occurs and calculated as a single period, which cumulative amount shall not be less than zero dollars) (this clause (b), the “Available Amount Grower Prong”), plus (c) other amounts consistent with the First Lien Documentation Principles.

The Available Amount Basket may be used for investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Available Amount Grower Prong (x) for dividends and distributions on equity interests and the prepayment or redemption of Junior Debt shall be subject to (A) the absence of any continuing event of default and (B) the requirement that the Cash Interest Coverage Ratio be no less than 2.00:1.00 on a pro forma basis and (y) for investments shall be subject to the absence of any continuing payment or bankruptcy event of default.

Financial Covenant:	First Lien Term Facility: None.

Revolving Facility: Limited to a maximum First Lien Net Leverage Ratio at a level equal to the greater of (i) 7.30:1.00 and (ii) a single level calculated based on the amount of the Initial First Lien Term Loans (including any First Lien Contingency Term Loans) actually borrowed on the Closing Date providing at least a 35% cushion to Consolidated EBITDA for the most recent four fiscal quarter period ending prior to the Closing Date for which financial statements have been delivered to the First Lien Administrative Agent (the “Financial Covenant”).

The Financial Covenant will be tested on the last day of each fiscal quarter, commencing with the last day of the second full fiscal quarter after the Closing Date, but only if on such day the sum of (i) the principal amount of outstanding Revolving Loans, (ii) drawings on Letters of Credit and (iii) the face amount of non-cash collateralized Letters of Credit in excess of an amount to be agreed exceeds 35% of the total Revolving Commitments as of such day (the “Testing Threshold”).

Any cash equity contribution made to Permitted Equity of the Borrower following the beginning of any fiscal quarter but on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure End Date”) will, if designated by the Borrower within 5 business days of such contribution, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contributions may be made in any consecutive four fiscal quarter period, and no more than five Specified Equity Contributions may be made during the term of the First Lien Facilities, (b) a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant (or in pro forma compliance with any financial covenant in any other debt that is then being cured), (c) the Specified Equity Contributions shall be counted solely for the purpose of the Financial Covenant and shall not be included for purposes of determining the availability or amount of any covenant basket (including the Available Amount Basket) or carve out and (d) there shall be no pro forma reduction in debt (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, except to the extent that such proceeds are actually applied to repay debt.

The First Lien Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies in connection with a breach of the Financial Covenant during the period in which a Specified Equity Contribution could be made.

Unrestricted Subsidiaries:	Consistent with the First Lien Documentation Principles (provided that subsidiaries shall not be designated as unrestricted subsidiaries so long as an event of default has occurred and is continuing).

Events of Default:	Limited to the following (applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or fees (with a five business day grace period for interest and fees); failure to perform negative covenants; failure to perform affirmative covenants to (x) provide notice of events of default (subject to cure once provided and an event of default resulting from failure to provide notice of an event of default shall be cured upon curing the underlying event of default) and (y) maintain the Borrower’s corporate existence; failure to perform other covenants subject to a 30-day cure period after the earlier to occur of (A) notice by the First Lien Administrative Agent and (B) knowledge by the Borrower of such failure; incorrectness in any material respect of (i) any Specified Representation on the Closing Date and (ii) any other representation when made or deemed made on or after the Closing Date (subject to a 30 day grace period following notice from the First Lien Administrative Agent at the direction of the Required First Lien Lenders, to the extent capable of being cured); cross-event-of-default and cross-acceleration to other debt in an amount in excess of $60 million (after all applicable grace and notice periods), except that the First Lien Facilities shall have only a cross-acceleration (and not cross-event-of-default) to any breach of any financial covenant under the First Lien Revolving Facility or any revolving facility that is a Refinancing Facility or an Incremental Facility; bankruptcy or other similar events of the Borrower or its significant restricted subsidiaries that are Loan Parties (with a 60 day grace period for involuntary events); final monetary judgment defaults in an amount in excess of the cross event-of-default threshold (after netting insurance and third party indemnities) (subject to a 60 day grace period); ERISA defaults subject to Material Adverse Effect; invalidity of any material First Lien Documentation; and change of control with no continuing director prong.

Notwithstanding the foregoing or anything in “Voting” below, (i) only lenders (other than “defaulting” lenders) holding at least a majority of the Revolving Commitments shall have the ability to (and be required in order to) amend the Financial Covenant, the calculation or formulation of the Financial Covenant or any definition related thereto (solely as such definition is used for purposes of the Financial Covenant) and/or waive a breach of the Financial Covenant, (ii) a breach of the Financial Covenant shall not result in a default or an event of default if the Borrower then has a right to receive a Specified Equity Contribution and (iii) a breach of the Financial Covenant shall not constitute a default or event of default with respect to the First Lien Term Facility or trigger a cross-default under the First Lien Term Facility until the date on which the Revolving Loans have been accelerated and the Revolving Commitments have been terminated by the Revolving Lenders (other than “defaulting” lenders) in accordance with the terms of the Revolving Facility; provided that, if the Revolving Lenders under any Incremental Revolving Facility have agreed not to have the benefit of the Financial Covenant, such Incremental Revolving Facility shall be disregarded for purposes of clause (i) and shall be treated like a First Lien Term Facility under clause (iii).

Voting:	Amendments and waivers of the First Lien Documentation will require the approval of First Lien Lenders (other than defaulting lenders) (i) prior to the Disposition Date, holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities and all Principal Investors and (ii) after the Disposition Date holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (the “Required First Lien Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby (but not the consent of the Required First Lien Lenders or of any other majority or required percentage of the First Lien Lenders of any facility or tranche, or any other First Lien Lenders) shall be required with respect to (a) any increase in the commitment of such First Lien Lender (provided that a waiver of any condition precedent, any default, event of default or mandatory prepayment shall not constitute such an increase), (b) any reduction of principal, interest or fees due to such First Lien Lender (provided that a waiver of default interest, the MFN Provision, any condition precedent, any default, event of default or mandatory prepayment, or change to a financial ratio (or any component definition thereof), shall not constitute such a reduction), (c) changes to “pro rata sharing” or “waterfall” provisions (subject to exceptions consistent with the Documentation Precedent) and (d) any extension of the final maturity or the scheduled due date of any principal, interest or fee payment due to such First Lien Lender (other than a waiver of any condition precedent, any default, event of default or mandatory prepayment and other than extensions for administrative convenience as agreed by the First Lien Administrative Agent), (ii) the consent of each First Lien Lender shall be required with respect to (x) except as otherwise permitted by the First Lien Documentation, a release of all or substantially all of the value of the guarantees made by the Guarantors or all or substantially all of the Collateral and (y) any reduction of any voting percentage set forth in the definition of “Required First Lien Lenders”, (iii) the consent of the Issuing Lender and the First Lien Administrative Agent, respectively, shall be required with respect to amendments directly and adversely affecting their respective rights and duties and (iv) any amendment or waiver that by its terms affects the rights or duties of First Lien Lenders holding loans or commitments of a particular class (but not the First Lien Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of First Lien Lenders that would be required to consent thereto if such class of First Lien Lenders were the only class of First Lien Lenders. It is agreed that (i) any applicable intercreditor agreement may be entered into or amended solely with the consent of the First Lien Administrative Agent to give effect thereto or to carry out the purposes thereof and (ii) there shall be no “class” voting requirement for amendments, modifications or supplements to the First Lien Documentation.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenant, the calculation or formulation of the Financial Covenant or any definition related thereto (solely as such definition is used for purposes of the Financial Covenant) will be subject to the second paragraph under “Events of Default” above and amendments and waivers of the conditions to borrowing under the Revolving Facility, and any waiver of any default or event of default that results from any representation made or deemed made by any Loan Party in the First Lien Documentation in connection with any credit extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made, shall only require the approval of Revolving Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility.

Except as otherwise set forth herein, the consent of the First Lien Administrative Agent (but not the Required First Lien Lenders or any other First Lien Lender) will be required to effectuate any amendment to the First Lien Documentation that adds one or more provisions to the First Lien Documentation that are, in the reasonable judgment of the First Lien Administrative Agent, more favorable to the First Lien Lenders in connection with any Incremental First Lien Facility, Refinancing First Lien Debt or Incremental Equivalent/Ratio Debt.

The First Lien Documentation shall contain customary provisions (x) relating to “defaulting” lenders (including for insolvency), including provisions relating to providing cash collateral to support Letters of Credit (after reallocation to other First Lien Lenders under the Revolving Facility that are not “defaulting” lenders), the suspension of voting rights and rights to receive fees and interest, the non-payment or escrow of amounts owed to such “defaulting” lenders, and the assignment of commitments of such “defaulting” lenders and, if applicable, the replacement of the First Lien Administrative Agent, (y) allowing the Borrower to replace a First Lien Lender in connection with (i) amendments and waivers requiring the consent of all First Lien Lenders or all First Lien Lenders directly affected thereby (so long as the Required First Lien Lenders or at least a majority (in dollar amount) of the First Lien Lenders (and, prior to the Disposition Date, all Principal Investors) directly and adversely affected thereby, as applicable, have consented to such amendment or waiver and such First Lien Lender has not consented to such amendment or waiver) and (ii) requests for compensation for increased costs, taxes and similar items.

In addition, (x) if the First Lien Administrative Agent and the Borrower (and, prior to the Disposition Date, all Principal Investors) shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in the First Lien Documentation, then the First Lien Administrative Agent and the Borrower (and, prior to the Disposition Date, all Principal Investors) shall be permitted to amend such provision without further action or consent of any other party and (y) a Permitted Exit Payment Amendment shall become effective automatically and without any further action of any party subject only to (i) delivery by the Borrower to the Administrative Agent of a notice requesting that such amendment become effective and (ii) receipt by the First Lien Lenders of the full amount of the Exit Payment.

“Permitted Exit Payment Amendment” means an amendment to the First Lien Documentation to include in the negative covenant governing restricted payments the General RP Exception basket, the Leverage Based RP Exception basket, the Available Amount basket (as it relates to making restricted payments) and the Permitted Annual Distributions basket (and any related defined terms in connection with any such basket).

The First Lien Documentation will permit guarantees, collateral security documents and related documents to be, together with the First Lien Credit Agreement, amended and waived with the consent of the First Lien Administrative Agent (and, prior to the Disposition Date, all Principal Investors) at the request of the Borrower without the need for consent by any other First Lien Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the First Lien Credit Agreement and the other First Lien Documentation.

The Principal Investor Representative shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.

Assignments and

Participations:	After the Closing Date, the First Lien Lenders will be permitted to assign (other than to any natural person, any investment vehicle established primarily for the benefit of a natural person or Disqualified Institution) (a) loans and/or commitments under the First Lien Term Facility or any Incremental First Lien Term Facility with the consent of the Borrower and the First Lien Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed) and (b) loans and/or commitments under the Revolving Facility or any Incremental Revolving Facility with the consent of the Borrower, the Issuing Lender and the First Lien Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed); provided that (A) the Borrower may, in its sole discretion, withhold its consent to any assignment to any person that is not a Disqualified Institution but is known by the Borrower to be an affiliate of a Disqualified Institution regardless of whether such person is identifiable as an affiliate of a Disqualified Institution on the basis of such affiliate’s name, (B) with respect to the First Lien Term Facility or any Incremental First Lien Term Facility (x) no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default and (y) the Borrower shall be deemed to have consented to any assignment (other than to such persons described in the preceding clause (A)) if the Borrower has not responded to a written request for its consent thereto within 15 business days after having received written notice thereof, (C) with respect to the First Lien Term Facility or any Incremental First Lien Term Facility, no consent of the First Lien Administrative Agent or the Borrower shall be required if such assignment is to another Lender, an affiliate of a Lender or an approved fund, (D) with respect to the Revolving Facility or any Incremental Revolving Facility, no consent of the First Lien Administrative Agent, the Issuing Lender or the Borrower shall be required if such assignment is to a Revolving Lender, (E) with respect to the First Lien Term Facility or any Incremental First Lien Term Facility, no consent of the Borrower or the First Lien Administrative Agent shall be required with respect to any assignment by any Principal Investor or Related Investor to any Principal Investor or Related Investor and (F) no consent of the First Lien Administrative Agent shall be required for any assignment to the Borrower or any of its affiliates if such assignment is made in accordance with the terms set forth below. Each assignment (other than to another applicable First Lien Lender, an affiliate of an applicable First Lien Lender or an approved fund or by a Principal Investor or Related Investor to a Principal Investor or Related Investor) will be in an amount of $1.0 million (or in the case of the Revolving Facility, $5.0 million) (or an integral multiple of $1.0 million in excess thereof) (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that (x) such fee may be waived or reduced in the sole discretion of the First Lien Administrative Agent, (y) such fee shall not apply to any assignment by or to the Borrower or any of its affiliates if such assignment is made in accordance with the terms set forth below and (z) such fee shall not apply to any assignment by a Principal Investor or Related Investor to a Principal Investor or Related Investor). Any assigning First Lien Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the First Lien Administrative Agent irrespective of whether or not a payment or bankruptcy default or event of default has occurred and is continuing.

Each First Lien Lender may sell participations (other than to any natural person, any investment vehicle established primarily for the benefit of a natural person or Disqualified Institution) in all or a portion of its loans and commitments under the First Lien Facilities; provided that voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all First Lien Lenders (or all directly and adversely affected First Lien Lenders, if the participant is directly and adversely affected) would be required (and shall not include the right to vote on waivers of defaults or events of default). No participant will be entitled to a gross-up or yield protection payment in an amount greater than the amount, if any, owed to the selling First Lien Lender.

Following the Closing Date, the list of Disqualified Institutions may be updated by the Borrower or the Parent from time to time in writing (including by email) to the Administrative Agent, and prior to the Disposition Date, the Principal Investor Representative to include (i) any person identified that is reasonably acceptable to the Principal Investor Representative, (ii) any person that is a competitor of Holdings, the Borrower, the Target or their respective subsidiaries or (iii) any affiliate of any person identified in clause (i) or (ii) that is (a) identified in writing by Borrower or the Parent from time to time or (b) reasonably identifiable as an affiliate on the basis of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, (other than such debt funds excluded pursuant to clause (i) or (ii) of this paragraph)) (it being understood that any update shall not apply retroactively to disqualify any party that has previously acquired an assignment or participation interest in the First Lien Term Facility if said party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be); provided that the list of Disqualified Institutions is made available to a First Lien Lender at its request so long as such First Lien Lender agrees to keep such list confidential. Each assignee shall be required to represent that it is not a Disqualified Institution or an affiliate of a Disqualified Institution to the extent that such assignee has received, upon its request, a list of Disqualified Institutions.

In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and open market purchases by, the Borrower and its affiliates on the terms set forth below.

An assignment of Initial First Lien Term Loans or Incremental First Lien Term Loans to any affiliate of the Borrower (other than the Borrower and its restricted subsidiaries and natural persons) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations; provided that an Affiliated Lender that is a bona fide debt fund or an investment vehicle engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity investor which has a direct or indirect equity investment in Parent or the Borrower or its restricted subsidiaries has the right to make any investment decisions (each, a “Debt Fund Affiliate”), will be subject solely to the Debt Fund Affiliate Limitation (as defined below) and shall be deemed not to be an Affiliated Lender for purposes of any other limitation below:

1.	Affiliated Lenders will not receive any “lender only” information and will not be permitted to attend/participate in “lender only” meetings;

2.	for purposes of any amendment, waiver or modification of the First Lien Documentation (other than any such amendment, waiver or modification that requires the consent of each First Lien Lender, each directly and adversely affected First Lien Lender (if such Affiliated Lender is directly and adversely affected), affects such Affiliated Lender as compared to other First Lien Lenders in a disproportionately adverse manner or that deprives such Affiliated Lender of its pro rata share of any payments to which it is entitled, as to which items each Affiliated Lender shall have the right to vote), Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

3.	the amount of Initial First Lien Term Loans or Incremental First Lien Term Loans held by Affiliated Lenders (other than Debt Fund Affiliates) may not exceed 25% of the outstanding principal amount of such loans under such facility (determined as of the time of any purchase and after giving effect to any substantially simultaneous cancellation thereof); and

4.	for purposes of determining whether the Required First Lien Lenders have consented to any amendment or waiver under the First Lien Documentation, the aggregate amount of Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute the “Required Lenders”; it being understood and agreed that any Loans above such threshold shall be deemed to be voted pro rata to the relevant class of First Lien Lenders that are not Debt Fund Affiliates (the “Debt Fund Affiliate Limitation”).

Assignment of Revolving Loans and Revolving Commitments to Affiliated Lenders shall not be permitted.

Assignments of Initial First Lien Term Loans or Incremental First Lien Term Loans to the Borrower or any of its subsidiaries shall be permitted pursuant to open market purchases or “Dutch auctions” so long as (i) in the case of “Dutch auctions”, any offer to purchase or take by assignment shall have been made to all First Lien Lenders within the applicable facility pro rata (with buyback mechanics to be agreed), (ii) in the case of any such assignment to the Borrower or any of its restricted subsidiaries, such Loans are immediately and automatically cancelled to the extent permitted by applicable law, (iii) no proceeds of Revolving Loans may be used to effect any such purchase and (iv) no event of default shall be continuing at the time of acceptance of bids for the relevant Dutch auction or the entry into a binding agreement with respect to the relevant open market purchase, as the case may be or would result therefrom.

In connection with any assignment or purchase otherwise permitted, neither the Borrower nor the Parent or any of their affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrower, its subsidiaries or their respective securities.

Yield Protection:	Consistent with the First Lien Documentation Principles.

Expenses and Indemnification:	Consistent with the expense and indemnification provisions set forth in the Commitment Letter.

Governing Law and Forum:	New York; provided that the Acquisition Related Matters shall be governed by, and construed in accordance with, the Acquisition Agreement Governing Law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the First Lien

Administrative Agent and

the Principal Investors:	Fried, Frank, Harris, Shriver and Jacobson LLP.

Annex I to First Lien Term Sheet

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate equal to: (a) in the case of U.S. dollar-denominated loans, either (i) the ABR plus the First Lien Applicable Margin or (ii) the Eurodollar Rate plus the First Lien Applicable Margin and (b) in the case of Euro-denominated loans, the Eurodollar EURIBOR Rate plus the First Lien Applicable Margin.

As used herein:

“ABR” means the Alternate Base Rate, which is the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent and acceptable to the Borrower) as the prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the Eurodollar Rate for an Interest Period of one month (in the case of the First Lien Term Facility and Second Lien Term Facility, giving effect to the Eurodollar Rate floor) plus 1%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar EURIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for deposits in Euros for the applicable Interest Period appearing on Reuters Screen EURIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in Euros as of 11:00 a.m. (London Time) on the day which is two business days prior to the first day of such Interest Period; provided that if the Eurodollar Rate shall be less than zero such rate shall be deemed zero.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate or the Eurodollar EURIBOR Rate (as applicable).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable Interest Period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in United States Dollars as of 11:00 a.m. (London Time) on the day which is two business days prior to the first day of such Interest Period; provided that if the Eurodollar Rate shall be less than zero such rate shall be deemed zero.

1

“First Lien Applicable Margin” means:

(a) in the case of the First Lien Term Facility: (i) 2.75% if the First Lien Net Leverage Ratio as of the Closing Date is less than 5.00:1.00 or 3.00% if the First Lien Net Leverage Ratio as of the Closing Date is greater than or equal to 5.00:1.00, in the case of ABR Loans and (ii) 3.75% if the First Lien Net Leverage Ratio as of the Closing Date is less than 5.00:1.00 or 4.00% if the First Lien Net Leverage Ratio as of the Closing Date is greater than or equal to 5.00:1.00, in the case of Eurodollar Loans; provided that, following delivery of financial statements for the first full fiscal quarter following the Closing Date, if the First Lien Net Leverage Ratio is less than 5:00:1.00, the interests rates shall be subject to reduction to 2.75%, in the case of ABR Loans and 3.75% in the case of Eurodollar Loans, if applicable (the “First Lien Term Loan Margin Stepdowns”); and

(b) in the case of the Revolving Facility: (i) 2.75% if the First Lien Net Leverage Ratio as of the Closing Date is less than 5.00:1.00 or 3.00% if the First Lien Net Leverage Ratio as of the Closing Date is greater than or equal to 5.00:1.00, in the case of ABR Loans and (ii) 3.75% if the First Lien Net Leverage Ratio as of the Closing Date is less than 5.00:1.00 or 4.00% if the First Lien Net Leverage Ratio as of the Closing Date is greater than or equal to 5.00:1.00, in the case of Eurodollar Loans; provided that, following delivery of financial statements for the first full fiscal quarter following the Closing Date, if the First Lien Net Leverage Ratio is less than 5:00:1.00, the interests rates shall be subject to reduction to 2.75%, in the case of ABR Loans and 3.75% in the case of Eurodollar Loans, if applicable .

“Interest Period” means a period of one, two, three or six months (or twelve months if available from all relevant First Lien Lenders or such other periods acceptable to all relevant First Lien Lenders) as selected by the Borrower.

The First Lien Documentation will include a LIBOR and EURIBOR replacement provision in the event LIBOR or EURIBOR is discontinued.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

Letter of Credit Fees:	A per annum fee equal to the First Lien Applicable Margin with respect to Eurodollar Loans under the Revolving Facility will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the First Lien Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary and reasonable issuance, amendment and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the Revolving Commitments, with exceptions for defaulting lenders, payable quarterly in arrears after the Closing Date and upon the termination of the Revolving Commitments, calculated based on the actual number of days elapsed over a 360-day year; provided that, following delivery of financial statements for the first full fiscal quarter following the Closing Date, commitment fees under the Revolving Facility shall be subject to one stepdown to 0.250% per annum at a First Lien Net Leverage Ratio equal to or less than 0.50x less than the First Lien Net Leverage Ratio on the Closing Date.

Default Rate:	During the continuance of any payment event of default, all overdue amounts under the First Lien Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans) with exceptions for defaulting lenders.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

2

SECOND LIEN TERM SHEET

PROJECT RANGER
Second Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facility. Capitalized terms used but not defined in this Term Sheet shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Term Sheet shall be determined by reference to the context in which it is used.

1.  PARTIES

Holdings:	As set forth in the First Lien Term Sheet (the “First Lien Term Sheet”).

Borrower:	As set forth in the First Lien Term Sheet.

Guarantors:	Holdings and each US Subsidiary Guarantor set forth in the First Lien Term Sheet; provided that there shall be an automatic release under the Second Lien Term Facility of any guarantor released under the First Lien Facilities, so long as such release is not made in connection with the payment in full, and termination, of the First Lien Facilities. If the First Lien Administrative Agent determines that any subsidiary of the Borrower shall be excluded from the guarantee requirements under a provision of the First Lien Documentation, the Second Lien Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation requested by the Borrower in connection therewith.

Second Lien Administrative

Agent:	Goldman Sachs Lending Partners LLC (in its capacity as administrative agent and collateral agent in respect of the Second Lien Term Facility, the “Second Lien Administrative Agent”).

Second Lien Lenders:	The Principal Investors and other financial institutions and other institutional lenders, including the Initial Second Lien Lenders, but excluding Disqualified Institutions (collectively, the “Second Lien Lenders”); provided that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”.

1

2.  SECOND LIEN TERM FACILITY

Type and Amount:	A senior secured second lien term loan facility in a principal amount of up to the lesser of (i) $100 million and (ii) (A) the amount of the Buyer Class A Redemption minus (B) the amount drawn under the First Lien Contingency Term Facility (the “Second Lien Contingency Term Facility” or the “Second Lien Term Facility”, and the loans thereunder, the “Second Lien Term Loans”).

Maturity and Amortization:	The Second Lien Term Facility will mature on the date that is eight years after the Closing Date (the “Second Lien Maturity Date”). The Second Lien Term Loans will not amortize and shall be payable in full on the Second Lien Maturity Date.

Availability:	If the First Lien Contingency Term Facility is fully drawn on the Closing Date, the Second Lien Term Facility will be available in a single drawing on the Closing Date; provided that the borrowing notice delivered in connection with the Second Lien Term Facility (which may be conditioned upon the consummation of the Acquisition) (i) shall be delivered 12 business days (or such shorter period as the Principal Investor Representative may agree) prior to the Closing Date and (ii) unless the Principal Investor Representative shall otherwise agree, shall be limited to the amount of the Buyer Class A Redemption based on the stockholders of Parent who have validly elected to exercise their Buyer Class A Redemption rights as of the date of such borrowing notice minus the amount requested to be borrowed pursuant to the First Lien Contingency Term Facility borrowing notice delivered simultaneously therewith. The borrowing date specified in such borrowing notice may be extended by the Borrower in a reasonable manner after the delivery thereof in consultation with the Principal Investor Representative if there is a delay in the consummation of the Acquisition. Amounts borrowed under the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:	As set forth in the First Lien Term Sheet.

3. INCREMENTAL AND REFINANCING SECOND LIEN FACILITIES

Type and Amount:	The Borrower will have the right from time to time, on one or more occasions, to increase the size of the Second Lien Term Facility or any Incremental Second Lien Facility or add one or more incremental term loan facilities (each, an “Incremental Second Lien Facility”) in minimum amounts to be agreed to the extent that such indebtedness could be incurred as Incremental Equivalent/Ratio Debt that is secured by a lien on the Collateral that is pari passu with the lien on the Collateral securing the Second Lien Term Facility under the First Lien Facilities.

2

In addition to the foregoing, Incremental Second Lien Facilities shall be subject to terms, and the satisfaction of conditions, similar to those applicable to the Incremental First Lien Term Facilities, with appropriate modifications to reflect the second lien status of the Second Lien Term Facility.

Notwithstanding anything to the contrary herein, prior to the incurrence or establishment of any loans or commitments under the Facilities Documentation in respect of any Incremental Second Lien Facility, the Borrower shall offer the Principal Investors a bona fide opportunity to provide the entire amount of such loans or commitments on terms specified by the Borrower and, to the extent the Principal Investors decline to provide any amount of loans or commitments on such specified terms, then the Borrower may obtain commitments from other persons to provide such declined amount of loans or commitments on such specified terms or on terms (taken as a whole) less favorable to such other person (but not on terms (taken as a whole) more favorable to such other person) in each case within 90 days of the Principal Investors having declined; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms.

Refinancing Second Lien Debt:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, with appropriate modifications to reflect the second lien status of the Second Lien Term Facility.

Amendments and Extensions:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet.

4. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Term Sheet.

Closing Fees:	As set forth in the Fee and Closing Payment Letter.

Optional Prepayments:	The Second Lien Term Facility may be prepaid, in whole or in part, at the option of the Borrower, without premium or penalty (except as set forth in the next paragraph), in minimum amounts to be agreed, at any time upon same day notice (or, in the case of a prepayment of Eurodollar Loans, three business days’ prior notice) (which may be conditioned upon the occurrence of a refinancing or other event), subject to customary provisions providing for the reimbursement of the Second Lien Lenders’ breakage and redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Any optional prepayment of the Second Lien Term Facility (or mandatory prepayment thereof with the proceeds of the incurrence of any debt or payment upon acceleration), will be subject to the “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Term Loans so prepaid) set forth below opposite the relevant period from the Closing Date:

Period	Percentage

Year 1:	102%

Year 2:	101%

Thereafter:	No premium

3

Mandatory Prepayments:	Subject to the provisions of the First Lien Facilities and the Intercreditor Agreement, the Second Lien Term Loans shall be subject to substantially the same terms (but shall be limited to those mandatory prepayments) as are set forth in the First Lien Term Sheet with appropriate modifications (including to component definitions) to reflect the second lien status of the Second Lien Term Facility. For the avoidance of doubt, the Second Lien Term Facility shall contain an excess cash flow sweep.

No mandatory prepayment of the Second Lien Term Loans shall be required until amounts outstanding under the First Lien Term Facility and, to the extent required by the terms thereof, any other debt secured on a pari passu basis with the First Lien Facilities have been paid in full.

Second Lien Exit Payment:	The Facilities Documentation shall set forth the times and arrangements of payment of the Second Lien Exit Payments (as defined in the Fee and Closing Payment Letter). Second Lien Exit Payments shall be a one-time payment deemed due and payable in full upon the earliest to occur of (i) the Deleveraging Event, (ii) a Second Lien Repricing Event, (iii) any refinancing, in whole or in part, including pursuant to Refinancing Second Lien Debt, of the Second Lien Term Loans under the Second Lien Term Facility, (iv) any other voluntary prepayment, in whole or in part, of the Second Lien Term Facility prior to the scheduled maturity date thereof or (v) the date of an acceleration of, or the occurrence of an event which gives rise to the right of the Second Lien Lenders under the Second Lien Term Facility to accelerate, the Second Lien Term Loans or (vi) such earlier date that the Borrower shall be required to make the Second Lien Exit Payment pursuant to the immediately succeeding paragraph or shall voluntarily make the Second Lien Exit Payment, in each case of clauses (i) - (vi) occurring at least one day prior to the Second Lien Maturity Date (the date on which any of the foregoing shall occur, a “Second Lien Exit Payment Date”).

The Facilities Documentation shall provide that (i) the Borrower shall, in connection with any repayment in connection with the exercise of, or amendment pursuant to, a so-called yank-a-bank procedures occurring at least one day prior to the Second Lien Maturity Date, pay (or cause to be paid) to each Second Lien Lender (including any non-consenting Lender) an amount equal to its pro rata portion of the Second Lien Exit Payments as of such date and (ii) the rights of each Second Lien Lender to each Second Lien Exit Payment shall be assignable in connection with any permitted assignment of the Second Lien Term Loans held by such Second Lien Lender.

4

5. COLLATERAL

Collateral:	Subject to the Limited Conditionality Provision and the Collateral and Guarantee Principles, the obligations of each Loan Party in respect of the Second Lien Term Facility shall be secured by second priority (subject to prior liens of the First Lien Facilities and customary exceptions and other exceptions to be agreed) liens on all of the Collateral of such Loan Party; provided that there shall be an automatic release under the Second Lien Term Facility of Collateral released under the First Lien Facilities so long as such release is not made in connection with the payment in full, and termination, of the First Lien Facilities if the Second Lien Term Facility remains outstanding.

Intercreditor Agreement:	The relative rights and priorities in the Collateral among the First Lien Lenders and the Second Lien Lenders will be set forth in the Intercreditor Agreement. Subject to the Intercreditor Agreement, the Second Lien Documentation will authorize and require the Second Lien Administrative Agent to enter into any intercreditor agreement which allows (at the Borrower’s option) additional debt that is permitted to be incurred and secured on such basis under the Second Lien Documentation to be secured by a lien on the Collateral that is senior to, pari passu with or junior to the lien on the Collateral securing the Second Lien Term Facility. The Second Lien Administrative Agent shall execute and deliver the Intercreditor Agreement on the Closing Date no later than the initial funding of the Facilities.

6.   CONDITIONS PRECEDENT

Conditions Precedent:	Subject to the Limited Conditionality Provision, the availability and funding of the Second Lien Term Loans on the Closing Date will be subject only to the conditions precedent set forth on the Conditions Exhibit applicable to the Second Lien Term Facility.

7.  DOCUMENTATION

Second	Lien Documentation: The definitive documentation for the Second Lien Term Facility (the “Second Lien Documentation”) shall contain only those conditions, mandatory prepayments, prepayment premiums, representations, warranties, covenants and events of default expressly set forth in this Exhibit (applicable to the Borrower and its restricted subsidiaries and in certain cases to be agreed, Holdings, in each case, with customary materiality thresholds, “baskets”, exceptions, limitations, qualifications and grace and cure periods and other thresholds, “baskets”, exceptions, limitations, qualifications and grace and cure periods to be mutually agreed) and, except as set forth herein, be consistent with the First Lien Documentation, with changes, modifications and cushions that reflect the second lien nature of the Second Lien Term Facility, and shall be negotiated in good faith with changes and modifications that reflect the terms of this Exhibit (but shall be no less favorable to the Borrower and its subsidiaries than the Existing Second Lien Credit Agreement); it being understood and agreed that the Borrower and the Commitment Parties will negotiate in good faith to finalize the Second Lien Documentation within a reasonable time period to be determined based on the expected Closing Date and in coordination with the Acquisition Agreement (collectively, the “Second Lien Documentation Principles”). The Second Lien Documentation will be initially drafted by counsel to the Borrower.

5

Representations and Warranties:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, with appropriate modifications to reflect the second lien status of the Second Lien Term Facility. For the avoidance of doubt, all such representations and warranties shall be made, and required to be made, on the Closing Date, but the failure of any representation or warranty (other than the Specified Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the Second Lien Term Facility.

Affirmative Covenants:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, with appropriate modifications to reflect the second lien status of the Second Lien Term Facility .

Negative Covenants:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, with (i) appropriate modifications to reflect the second lien status of the Second Lien Term Facility and (ii) cushions on the monetary baskets (but not the ratios) in the First Lien Documentation equal to 25% greater than the baskets in the First Lien Documentation (it being understood and agreed that the amount of the incremental facilities as provided in the First Lien Term Sheet shall be permitted debt in addition to such baskets but that the 25% cushion shall not apply to debt permitted to be incurred under the First Lien Documentation). Each incurrence-based test conditioned upon a leverage ratio will be set at the same level applicable to such ratio in the First Lien Documentation (except to the extent such ratio is otherwise set forth herein). The Second Lien Term Facility shall contain customary anti-layering provisions.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet.

Events of Default:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, with (i) appropriate modifications to reflect the second lien status of the Second Lien Term Facility, (ii) cushions on the thresholds in the First Lien Documentation equal to 25% greater than the thresholds in the First Lien Documentation and (iii) cross acceleration (instead of cross-default) and cross-payment default at final maturity to the First Lien Facilities and other material debt secured on a pari passu basis with the First Lien Facilities.

Voting:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet, but subject to the provisions of the Intercreditor Agreement.

Assignments and Participations:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet with respect to the First Lien Term Facility.

Yield Protection:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet.

Expenses and

Indemnification:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet.

Governing Law and Forum:	Substantially the same as the corresponding provisions set forth in the First Lien Term Sheet.

Counsel to the Second

Lien Administrative Agent and

the Principal Investors:	Fried, Frank, Harris, Shriver and Jacobson LLP.

6

Annex I to Second Lien term SHEET

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate equal to either: (a) the ABR plus the Second Lien Applicable Margin or (b) the Eurodollar Rate plus the Second Lien Applicable Margin.

As used herein:

“ABR” has the meaning set forth in the First Lien Term Sheet

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

“Eurodollar Rate” has the meaning set forth in the First Lien Term Sheet.

“Interest Period” means a period of one, two, three or six months (or twelve months if available from all relevant Second Lien Lenders or such other periods acceptable to all relevant Second Lien Lenders) as selected by the Borrower.

“Second Lien Applicable Margin” means (a) 6.50% in the case of ABR Loans and (b) 7.50%, in the case of Eurodollar Loans.

The Second Lien Documentation will include a LIBOR replacement provision in the event LIBOR is discontinued.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

Default Rate:	During the continuance of any payment event of default, all overdue amounts under the Second Lien Term Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

7

CONDITIONS EXHIBIT

PROJECT RANGER
Conditions

The availability and funding of each Facility on the Closing Date shall be subject solely to the satisfaction (or waiver by the Commitment Parties in respect of such Facility) of each of the following conditions applicable to such Facility (subject in all cases to the Limited Conditionality Provision). Capitalized terms used but not defined in this Conditions Exhibit shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Conditions Exhibit is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Conditions Exhibit shall be determined by reference to the context in which it is used.

1.  The Acquisition shall have been, or substantially concurrently with the initial fundings of the Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by you that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Commitment Parties shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within 3 business days of receipt of written notice of such modification, amendment, consent or waiver); it being understood and agreed that (a) any substantive change to, or waiver, consent or approval by you in respect of, the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed materially adverse, (b) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (c) any other reduction in the purchase price for the Acquisition shall be deemed not to be materially adverse so long as such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess allocated to reduce the Equity Contribution and the Facilities on a pro rata, dollar-for-dollar basis (with such amount attributable to the Facilities to be allocated, first to reduce the Second Lien Term Facility until such Facility has been reduced to zero and thereafter to reduce the First Lien Term Facility) and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by an increase in the Equity Contribution or amounts available to be drawn under the Revolving Facility on the Closing Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement.

2.  With respect to any Facility, (i) the execution and delivery by Holdings, the Borrower and, immediately after giving effect to the Acquisition, the other Guarantors of the applicable Facilities Documentation for such Facility to which such person is a party, which shall, in each case, be in all material respects in accordance with the terms of the Commitment Letter and the applicable Term Sheet, (ii) subject in all respects to the Limited Conditionality Provision and the Collateral and Guarantee Principles, the execution and delivery by Holdings, the Borrower and, immediately after giving effect to the Acquisition, the other Guarantors of all documents and instruments required to create and perfect the applicable Administrative Agent’s security interest in the Collateral in respect of such Facility and which shall, if applicable, be in proper form for filing and (iii) delivery to the applicable Administrative Agent of a customary borrowing notice on or prior to the date contemplated by the Term Sheets (which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default) and customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in the jurisdiction of organization (if applicable), in each case with respect to each Loan Party (to the extent applicable) and a solvency certificate substantially in the form of Annex I hereto, from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings (or, at the option of Holdings, a third party opinion as to the solvency of Holdings and its subsidiaries on a consolidated basis issued by a nationally recognized firm); provided, that the scope and substance of the foregoing shall be consistent with the Limited Conditionality Provision.

1

3.  Prior to, or substantially concurrently with, the initial fundings of the Facilities, (i) the Refinancing shall be consummated and (ii) the Equity Contribution shall have been made substantially in the manner and in at least the amount set forth in the Transaction Summary (subject to adjustment pursuant to paragraph 1 above) to the extent not otherwise applied to the Transactions.

4.  The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

5.  Since the date of the Acquisition Agreement, there shall not have occurred any event, change, occurrence, effect, development, condition, circumstance, state of facts or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement).

6.  The Commitment Parties shall have received, to the extent the Borrower has received the same under the Acquisition Agreement, (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of comprehensive loss, changes in shareholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the two most recently completed fiscal years ended at least 120 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related income statement and cash flow statement of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (a) and ended at least 60 days before the Closing Date (in the case of this clause (b), without footnotes). The Commitment Parties hereby acknowledge receipt of the financial statements referred to in clause (a) above in respect of the fiscal years ended December 31, 2017 and December 31, 2016 and the financial statements referred in clause (b) above in respect of the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

7.  The Commitment Parties shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations of the Target as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 60 days (or 120 days, in case such four-fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower).

8.  Each Administrative Agent shall have received all documentation and other information about any Loan Party required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (at least three business days prior to the Closing Date) as is reasonably requested in writing by such Administrative Agent at least ten business days prior to the Closing Date. At least three business days prior to the Closing Date (to the extent requested at least ten business days prior to the Closing Date), (x) any Loan Party that qualifies as a “legal entity customer” under the CDD Rule shall deliver a beneficial ownership certificate and (y) any Loan Party that does not qualify as a “legal entity customer” shall deliver a certificate that such entity does not meet such qualification, in each case, to any Administrative Agent or Lender that has requested such certification, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in relation to such Loan Party. For purposes of this condition, “CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

9.  All fees and closing payments required to be paid on the Closing Date pursuant to the Fee and Closing Payment Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Borrower at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid (or shall be paid from or offset against the proceeds of the initial fundings under the Facilities).

2

 ANNEX I TO CONDITIONS EXHIBIT

SOLVENCY CERTIFICATE

[Date]

I, [___________], certify that I am the duly appointed, qualified and acting chief financial officer (or other officer with reasonably equivalent duties) of [__], a [__] (“Holdings”), and, in such capacity and not in my individual capacity (and without personal liability), certify that based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof):

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the Facilities Documentation, Holdings and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Facilities Documentation.

1

DEFINITIONS ANNEX

PROJECT RANGER
Certain Definitions

“Administrative Agent” means, as the context may require, the First Lien Administrative Agent and/or the Second Lien Administrative Agent.

“Cash Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Expense for the applicable computation period.

“Collateral and Guarantee Principles” means that (i) any requirement to provide a guarantee or any collateral shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter, including the Limited Conditionality Provision, and at all times subject to the provisions of the Term Sheet, including the Documentation Principles and (ii) each guarantee, pledge, security interest and mortgage shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or as otherwise reasonably agreed by the Principal Investor Representative and the Borrower (and any guarantee by Holdings shall be “non-recourse” with recourse limited to the equity of the Borrower).

“Consolidated EBITDA” shall be defined in a manner to be mutually agreed and shall be at least as favorable to the Borrower as the Documentation Principles, and in any event shall include, without duplication, add-backs (or adjustments to consolidated net income) without any cap for (1) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and other synergies (in each case, net of amounts actually realized), related to (A) the Transactions that are (x) reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken within 24-months after the Closing Date (in the good faith determination of the Borrower) or (y) contemplated by the Acquisition Agreement or identified to the Commitment Parties (including in the Model, any management presentation or any quality of earning or similar report or analysis) prior to the Closing Date (including in respect of any action taken on or prior to the Closing Date) or (B) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction (other than the Transactions), or related to any restructuring initiative, cost savings initiative or other initiative, that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) and subject to a 24-month look-forward period (this clause (B), the “Other Transactions Expected Cost Savings Addback”), (2) any add backs and other adjustments consistent with Regulation S-X or that are in the Existing First Lien Credit Facility that are applicable to the Target and/or its subsidiaries or joint ventures and (3) other customary addbacks and adjustments consistent with the Documentation Principles or as otherwise agreed (with all financial definitions to be consistent with Documentation Principles).

“Consolidated Interest Expense” shall be defined in a manner to be mutually agreed and shall be at least as favorable to the Borrower as the Documentation Principles.

“Consolidated Net Income” shall be defined in a manner to be mutually agreed and shall be at least as favorable to the Borrower as the Documentation Principles.

1

“Deleveraging Event” shall mean the first date on which (x) (i) the First Lien Net Leverage Ratio is less than or equal to 3.00:1.00 (in the event that the Second Lien Contingency Term Facility is not drawn on the Closing Date) or (ii) the Total Net Leverage Ratio is less than 4.00:1.00 (in the event that the Second Lien Contingency Term Facility is drawn on the Closing Date) or (y) the Borrower incurs (i) any Junior Debt (other than (a) indebtedness existing on the Closing Date under the Second Lien Term Facility and (b) certain other indebtedness to be mutually agreed and which is expressly permitted to be incurred pursuant to the Facilities Documentation) or (ii) any third party unsecured indebtedness for borrowed money.

“Disposition Date” means, with respect to each Facility, the first day after the Closing Date on which the Principal Investors (in the aggregate) both (a) cease to hold more than 50% of the aggregate principal amount of the then-outstanding Loans and undrawn Revolving Commitments and (b) cease to hold more than 50% of the aggregate principal amount of the Loans and undrawn Revolving Commitments held by the Principal Investors (in the aggregate) on the Closing Date.

“Disqualified Institution” shall mean (i) any person identified by Borrower or the Parent to the Commitment Parties and the Administrative Agents in writing (including by email) prior to the date of the Commitment Letter (or, if after such date and prior to the Closing Date, that is reasonably acceptable to the Commitment Parties, or, if on or after the Closing Date, to the Principal Investor Representative), (ii) any person that is a competitor of Holdings, the Borrower, the Target or their respective subsidiaries that is separately identified in writing by the Borrower or the Parent to the Commitment Parties and the Administrative Agent from time to time prior to the Closing Date (or if on or after the Closing Date, to the Administrative Agent and, prior to the Disposition Date, the Principal Investor Representative), or (iii) any affiliate of any person identified in clause (i) or (ii) that is (a) identified in writing by Borrower or the Parent from time to time or (b) reasonably identifiable as an affiliate on the basis of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, other than such debt funds excluded pursuant to clause (i) or (ii) of this paragraph).

“Documentation Principles” means, as the context may require, the First Lien Documentation Principles and/or the Second Lien Documentation Principles.

“Excluded Asset” shall be defined in a manner to be mutually agreed and shall be at least as favorable to the Borrower as described in the Documentation Principles.

“Excluded Subsidiary” shall be defined in a manner to be mutually agreed and shall be at least as favorable to the Borrower as described in the Documentation Principles.

“Facilities” means, as the context may require, the First Lien Facilities and/or the Second Lien Term Facility.

“Facilities Documentation” means, as the context may require, the First Lien Documentation and/or the Second Lien Documentation.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt as of such date that is secured by a first priority lien on the Collateral (but excluding, for the avoidance of doubt, any debt to the extent secured on a junior basis to the First Lien Facilities) to (b) Consolidated EBITDA for the applicable computation period.

2

“First Lien Repricing Event” means (i) any voluntary prepayment or repayment of Initial First Lien Term Loans with the proceeds of, or any conversion of Initial First Lien Term Loans into, any new or replacement tranche of secured term loans or notes bearing interest with an “effective yield” that is less than the yield applicable to the Initial First Lien Term Loans and (ii) any amendment to the First Lien Term Facility which reduces the yield applicable to the Initial First Lien Term Loans with respect to a First Lien Repricing Event.

“Lenders” means, as the context may require, the First Lien Lenders and/or the Second Lien Lenders.

“Second Lien Repricing Event” means (i) any voluntary prepayment or repayment of Second Lien Term Loans with the proceeds of, or any conversion of Second Lien Term Loans into, any new or replacement tranche of secured term loans or notes bearing interest with an “effective yield” that is less than the yield applicable to the Second Lien Term Loans.

“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt as of such date that is secured by a lien on the Collateral to (b) Consolidated EBITDA for the applicable computation period.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA for the applicable computation period.

“Total Net Debt” means, as of any date, the outstanding principal amount of all debt for borrowed money, purchase money debt, capital lease obligations and debt evidenced by notes, bonds or similar instruments, in each case, of the Borrower and its restricted subsidiaries determined on a consolidated basis, in each case as reflected on a balance sheet prepared in accordance with GAAP (subject to exceptions consistent with the Documentation Principles) less (i) unrestricted cash and cash equivalents and (ii) cash and cash equivalents restricted in favor of any Administrative Agent or Lender to secure the obligations under any Facility (whether or not held in a pledged account), of the Borrower and its restricted subsidiaries. For the avoidance of doubt, for purposes of calculating any net leverage ratio required to be satisfied as a condition to the incurrence of any debt, the proceeds of any debt being incurred in reliance on such ratio shall not be netted (but the Borrower may give pro forma effect to the repayment of any debt to be repaid with such proceeds); provided that any such proceeds not applied promptly for the specified transaction in connection with such incurrence may be netted.

3